Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

BAXTER INTERNATIONAL INC.

AND

BAXALTA INCORPORATED

DATED AS OF JUNE 30, 2015

i

ii

Exhibits

Exhibit A     Form of Amended and Restated Bylaws of Baxalta

Exhibit B     Form of Amended and Restated Certificate of Incorporation of Baxalta

iii

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of June 30, 2015, is by and between Baxter International Inc., a Delaware corporation (“Baxter”), and Baxalta Incorporated, a Delaware corporation (“Baxalta”) (each a “Party” and together, the “Parties”).

R E C I T A L S:

WHEREAS, the board of directors of Baxter has determined that it is appropriate and advisable to: (i) separate the Baxalta Business (as defined herein) from the Baxter Business (as defined herein) (the “Separation”); and (ii) in connection with the Separation, make a distribution, on a pro rata basis, to holders of the outstanding common shares of Baxter (the “Baxter Common Shares”) on the Record Date (as defined herein) of more than 80% of the outstanding shares of common stock, par value $0.01 per share, of Baxalta (the “Baxalta Common Stock”), owned by Baxter (the “Distribution”);

WHEREAS, the Distribution is motivated by the corporate business purposes described in the Registration Statement;

WHEREAS, each of Baxter and Baxalta has determined that it is necessary and advisable to set forth the principal transactions required to effect the Separation and the Distribution and to describe other agreements that shall govern certain other matters prior to and following the Separation and the Distribution;

WHEREAS, the board of directors of Baxter intends for the Separation to be effected in accordance with, among other transactions, the transactions set forth in Schedule 1.01;

WHEREAS, in order to effect the Separation, the board of directors of Baxter have approved the transfer by Baxter of the Baxalta Business, potentially in more than one transaction, to Baxalta in exchange for: (i) the assumption by Baxalta of the Baxalta Liabilities, (ii) the actual or constructive issuance by Baxalta to Baxter of shares of Baxalta Common Stock, (iii) the Baxalta Cash Distribution, and (iv) potentially, certain Baxalta indebtedness (the first such contribution, the “Initial Baxalta Contribution,” and together with any subsequent contributions to Baxalta, the “Baxalta Contributions”);

WHEREAS, after receiving the Baxalta Cash Distribution, and in all events before the 18-month anniversary of the Distribution (the “18-Month Period”), Baxter will transfer an amount of cash equal to the amount of cash received in the Baxalta Cash Distribution (the “Baxalta Cash Amount”) to (i) Baxter creditors, including, potentially, the Baxter International Inc. and Subsidiaries Pension Plan, in satisfaction of Baxter indebtedness, (ii) Baxter shareholders as one or more distribution with respect to Baxter stock, and/or (iii) Baxter shareholders as one or more distribution in redemption of Baxter stock (collectively, the “Cash Amount Purge”);

WHEREAS, after receiving any Baxalta indebtedness, and in all events within the 18-Month Period, Baxter will transfer any Baxalta indebtedness to Baxter creditors in satisfaction of Baxter indebtedness (the “Debt Exchange”);

WHEREAS, any Baxalta Common Stock not distributed in the Distribution (the “Remainder Stock”) is intended to be transferred by Baxter, within the 18-Month Period, to: (i) Baxter creditors, including the Baxter International Inc. and Subsidiaries Pension Plan, in satisfaction of Baxter indebtedness, (ii) Baxter shareholders as one or more distribution with respect to Baxter stock, and/or (iii) Baxter shareholders as a distribution in redemption of Baxter stock (collectively, the “Subsequent Distributions,” and together with the Baxalta Contributions, the Distribution, the Cash Amount Purge, the Debt Exchange, and any Subsequent Distributions, the “Spin-Off”);

WHEREAS, if any portion of the Remainder Stock has not been disposed of pursuant to the Subsequent Distributions within the 18-Month Period, Baxter will dispose of such Remainder Stock in all events within five years of the Distribution (the “Remaining Dispositions”);

WHEREAS, the External Spin-Off is intended to qualify as tax-free to Baxter and its shareholders under Sections 355, 361, and 368 of the Internal Revenue Code of 1986, as amended (the “Code”), except to the extent of any cash received in lieu of fractional shares of Baxalta Common Stock;

WHEREAS, Baxter has received a private letter ruling from the IRS with respect to certain significant issues under, among others, Section 355, Section 361, and certain related provisions of the Code with respect to certain aspects of the External Spin-Off and certain related internal restructuring transactions; and

WHEREAS, this Agreement, together with the other documents implementing the Separation, is intended to be, and is hereby adopted, as a “plan of reorganization” within the meaning of Treas. Reg. section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement (as defined herein), the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Reference is made to Section 9.15 regarding the interpretation of certain words and phrases used in this Agreement. In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

“Actual Deferred Taxes” means the deferred Taxes and prepaid Taxes as defined under GAAP as of the Distribution Date.

“Adjustment” has the meaning set forth in Section 2.15.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. The Parties agree that, prior to, at or after the Effective Time and for purposes of this Agreement and the Ancillary Agreements, neither Baxalta nor any of the Baxalta Subsidiaries, including the Transferred Entities, shall be deemed to be an Affiliate of Baxter or any of the Baxter Subsidiaries, and neither Baxter nor any of the Baxter Subsidiaries shall be deemed to be an Affiliate of Baxalta or any of the Baxalta Subsidiaries.

“Agent” means Computershare Trust Company, N.A., or such other trust company or bank duly appointed to act as distribution agent, transfer agent and registrar for the Baxalta Common Stock in connection with the Distribution.

“Agreement” means this Separation and Distribution Agreement and each of the Schedules and Exhibits hereto.

“Ancillary Agreements” means all agreements entered into by the Parties or their Subsidiaries (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Assets” means, with respect to any Person, the assets, rights, interests, claims and properties of all kinds, real and personal, tangible, intangible and contingent, wherever located (including in the possession of suppliers, distributors, other Third Parties or elsewhere), of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement and any rights or benefits pursuant to any Proceeding.

“Baxalta” has the meaning set forth in the Preamble.

“Baxalta Accounts” has the meaning set forth in Section 2.10(b).

“Baxalta Assets” means only the following Assets:

(i)	all of the issued and outstanding capital stock or other equity interests of the Transferred Entities (excluding, for the avoidance of doubt, the capital stock of Baxalta) that are owned by either Party or any of its Subsidiaries as of the Effective Time or, in the case of a Transferred Entity formed after the Effective Time, as of the date on which such Transferred Entity is transferred from Baxter or a Baxter Subsidiary to Baxalta or a Baxalta Subsidiary;

(ii)	subject to the exceptions described on Schedule 1.01(a), the Assets of either Party or any of its Subsidiaries included or reflected on the Baxalta Pro Forma Balance Sheet or any notes or subledgers thereto, and any such Assets as of the Effective Time that would have been included on such Baxalta Pro Forma Balance Sheet had such Assets existed on the date thereof, it being understood that (x) the Baxalta Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Baxalta Assets pursuant to this clause (ii); and (y) the amounts set forth on the Baxalta Pro Forma Balance Sheet with respect to any Assets shall not be treated as minimum or maximum amounts or limitations on the amount of such Assets that are included in the definition of Baxalta Assets pursuant to this clause (ii);

(iii)	the Assets expressly allocated to Baxalta or a Baxalta Subsidiary pursuant to this Agreement or any Ancillary Agreement;

(iv)	all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to the Baxalta Products, including all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to all clinical study data, reports and analyses, product and marketing registrations and applications (which shall include all U.S. Food and Drug Administration and other regulatory drug approvals and licenses related to, and all related applications and other information submitted for the purposes of or prepared in connection with obtaining an approval for, a Baxalta Product) to the extent related to the Baxalta Products; provided that, if the Assets to be transferred pursuant to this paragraph conflict with or expand the transfer of Baxalta Intellectual Property pursuant to clause (vi) of this definition, then clause (vi) and the definition of Baxalta Intellectual Property shall prevail;

(v)	all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time under the Baxalta Contracts; provided that if there is deemed to be any inconsistency between this clause (v) and Section 2.12(a), then Section 2.12(a) shall control;

(vi)	all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to any Baxalta Intellectual Property;

(vii)	all other rights, interests and claims of either Party or any of their Subsidiaries as of the Effective Time with respect to Information that is exclusively related to the Baxalta Assets, the Baxalta Liabilities, the Baxalta Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right for use in the Baxalta Business in the ordinary course to all other Information that is related (but only to the extent so related) to the Baxalta Assets, the Baxalta Liabilities, the Baxalta Business or the Transferred Entities; provided that, if the Information to be transferred pursuant to this paragraph conflicts with or expands the transfer of Baxalta Intellectual Property pursuant to clause (vi) of this definition, then clause (vi) and the definition of Baxalta Intellectual Property shall prevail;

(viii)	all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to the facilities and other real property, including owned and leased real property, listed on Schedule 1.01(b);

(ix)	all approvals, registrations, permits or authorizations issued by any Governmental Authority that relate exclusively to the Baxalta Business or the Baxalta Assets; and

(x)	the Assets of either Party or any of its Subsidiaries as of the Effective Time on Schedule 1.01(c).

The Parties agree that all Delayed Baxalta Assets shall be Baxalta Assets for purposes of this Agreement and the Ancillary Agreements regardless of when such Delayed Baxalta Assets are assumed by Baxalta or a Baxalta Subsidiary or designee. The Parties also agree that, if any Transferred Entity holds a Baxter Asset, such Baxter Asset shall nonetheless be treated as a Baxter Asset and the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts for such Baxter Asset to be transferred to Baxter or a Baxter Subsidiary.

“Baxalta Business” means:

(i)	the business and operations conducted by Baxter and its Subsidiaries prior to the Distribution comprising what is referred to in Baxter’s December 31, 2014 Form 10-K as the BioScience segment, including the Baxalta Products but excluding the BioSurgery commercial franchise described therein; and

(ii)	all of (or, to the extent only a portion thereof is specified in Schedule 1.01(e), such portion of) the business, operations and activities conducted at any time prior to the Effective Time by either Party or any of its Subsidiaries to the extent such business, operations and activities relate to, arise out of or result from a Baxalta Former Business, a Baxalta Discontinued Product, a Baxalta Discontinued Project or a Baxalta Discontinued Facility.

“Baxalta Cash Distribution” has the meaning set forth in Section 2.08(c).

“Baxalta Common Stock” has the meaning set forth in the Recitals.

“Baxalta Contracts” means the following contracts, agreements, arrangements, commitments or understandings to which either Party or any of its Subsidiaries is a party or by which it or its Assets is bound, whether or not in writing, in each case, prior to the Effective Time, except to the extent otherwise described in Schedule 1.01(d):

(i)	any contract, agreement, arrangement, commitment or understanding related exclusively to the Baxalta Business;

(ii)	the portion of any Mixed Contract that relates to the Baxalta Business, including those referenced or included in Schedule 1.01(j);

(iii)	any contract, agreement, arrangement, commitment or understanding or portion thereof that is a Baxalta Liability;

(iv)	any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any employee or consultant of Baxalta or a Baxalta Subsidiary; and

(vi)	any other contract, agreement, arrangement, commitment or understanding or portion thereof that is otherwise expressly contemplated pursuant to this Agreement or any Ancillary Agreement to be assigned to Baxalta or a Baxalta Subsidiary; provided, however, that (A) such contracts, agreements, arrangements, commitments or understandings or portions thereof that are contemplated to be retained by Baxter or a Baxter Subsidiary pursuant to any provision of this Agreement or any Ancillary Agreement shall not be Baxalta Contracts; (B) such contracts, agreements, arrangements, commitments or understandings or portions thereof that relate to debt instruments, insurance arrangements, or employee benefit plans or programs shall be Baxalta Contracts only to the extent expressly provided for under the terms of this Agreement or any Ancillary Agreement; and (C) the rights and obligations of Baxter and the Baxter Subsidiaries under this Agreement and the Ancillary Agreements shall not be Baxalta Contracts.

“Baxalta Credit Facility” means, collectively, (i) the $1,200,000,000 Five-Year Credit Agreement, among Baxalta Incorporated as Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent and certain other financial institutions named therein and (ii) the €200,000,000 Credit Agreement among Baxalta GmbH and Baxalta Ireland Financing Ltd., as Borrowers, J.P. Morgan Europe Limited, as Administrative Agent and certain other financial institutions named therein.

“Baxalta Discontinued Facilities” means the closed or divested manufacturing, distribution, warehouse or research and development facilities or other real property operated prior to the Effective Time by either Party or any of its Subsidiaries that were solely or primarily related to the conduct of the any business, operations and activities that was (or would have been had such categories been in effect at the time of such discontinuation) categorized as part of Baxter’s publicly reported BioScience segment, as well as each closed or divested facility or property set forth on Schedule 1.01(e).

“Baxalta Discontinued Products” means any product that was (or would have been had such categories been in effect at the time of such discontinuation) categorized as part of Baxter’s publicly reported BioScience segment if such product, at any time prior to the Effective Time, was owned, licensed by or to, sub-licensed by or to, manufactured, marketed, co-branded, co-promoted or otherwise promoted, distributed or sold anywhere in the world by or on behalf of either Party or any of its Subsidiaries, but in each case that, as of immediately prior to the Effective Time, neither Party nor any of their respective Subsidiaries is marketing, co-promoting, promoting, distributing or selling anywhere in the world, as well as each product not marketed, co-promoted, distributed or sold by either Party of any of its Subsidiaries as of immediately prior to the Effective Time to the extent set forth on Schedule 1.01(e).

“Baxalta Discontinued Projects” means any discovery or research and development projects that were conducted at any time prior to the Effective Time by or on behalf of the business that was (or would have been had such categories been in effect at the time of such discontinuation) categorized as part of Baxter’s publicly reported BioScience segment and that were terminated, divested or discontinued prior to the Effective Time by either Party or any of its Subsidiaries, as well as each terminated, divested of discontinued discovery or research and development project set forth on Schedule 1.01(e).

“Baxalta Former Businesses” means (i) the Former Businesses set forth on Schedule 1.01(e); and (ii) any Former Business to the extent associated with, or to the extent engaged in the discovery, research, development, importation, exportation, manufacture, marketing, distribution, promotion or sale of a Baxalta Discontinued Product.

“Baxalta Indemnifying Party” has the meaning set forth in Section 4.02.

“Baxalta Indemnitees” means (i) Baxalta and each Baxalta Subsidiary; (ii) each of the respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

“Baxalta Indemnity Obligations” means all Liabilities to the extent such Liabilities relate to, arise out of or result from, directly or indirectly, any of the following items:

(i)	any Baxalta Liability;

(ii)	any failure of Baxalta or a Baxalta Subsidiary or any other Person to pay, perform or otherwise promptly discharge any Baxalta Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(iii)	the conduct of any business, operation or activity by Baxalta or a Baxalta Subsidiary from and after the Effective Time;

(iv)	any breach by Baxalta or a Baxalta Subsidiary of this Agreement or any Ancillary Agreement (subject to limitations, if any, expressly set forth in the applicable Ancillary Agreement); and

(v)	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Information Statement (other than the matters described in clause (v) of the definition of Baxter Indemnity Obligations).

“Baxalta Intellectual Property” means (i) the Patents and Trademarks set forth on Schedule 1.01(f); (ii) the Other Intellectual Property owned by, licensed by or to, or sublicensed by or to either Party or any of its Subsidiaries that, as of the Effective Time, is exclusively used or held for use in the Baxalta Business; (iii) the rights to any Patents, Trademarks, and Other Intellectual Property that are specifically allocated to Baxalta or a Baxalta Subsidiary pursuant to any Ancillary Agreement or to the extent set forth on Schedule 1.01(g); and (iv) to the extent of any Other Intellectual Property not addressed in clauses (i)-(iii) of this paragraph and that is used or held for use in the Baxalta Business as of the Effective Time, the non-exclusive right to such Other Intellectual Property for use in the ordinary course of the Baxalta Business; provided that, for the avoidance of doubt, the right granted pursuant to this clause (iv) shall not in any way expand any rights to intellectual property or other proprietary rights (including Patents, Trademarks and all Other Intellectual Property) that are specifically addressed in this Agreement or any Ancillary Agreement, including with respect to the intellectual property listed or described on Schedule 1.01(h).

“Baxalta Liabilities” means all of the following Liabilities of either Party or any of its Subsidiaries:

(i)	subject to the exceptions described on Schedule 1.01(i), the Liabilities of either Party or any of its Subsidiaries included or reflected on the Baxalta Pro Forma Balance Sheet or any notes or subledgers thereto, and any such Liabilities as of the Effective Time that would have been included on such Baxalta Pro Forma Balance Sheet had such Liabilities existed on the date thereof, it being understood that (x) the Baxalta Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Baxalta Liabilities pursuant to this clause (i); and (y) the amounts set forth on the Baxalta Pro Forma Balance Sheet with respect to any Liabilities shall not be treated as minimum or maximum amounts or limitations on the amount of such Liabilities that are included in the definition of Baxalta Liabilities pursuant to this clause (i);

(ii)	except as otherwise set forth herein, all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Baxalta Business or a Baxalta Asset;

(iii)	all Liabilities for claims made by Third Parties, or the directors, officers, employees, agents of Baxter, Baxalta or their respective Subsidiaries or Affiliates against either Party or any of its Subsidiaries to the extent relating to, arising out of or resulting from the Baxalta Business or the Baxalta Assets;

(iv)	all Liabilities expressly allocated to Baxalta or a Baxalta Subsidiary pursuant to this Agreement or any Ancillary Agreement, and the obligations of Baxalta or a Baxalta Subsidiary under such agreements;

(v)	all Liabilities relating to, arising out of or resulting from (A) the Baxalta Credit Facility or the Financing Arrangements, (B) any other indebtedness of Baxalta or any Baxalta Subsidiary (whether incurred prior to, on or after the Effective Time) or (C) guarantees and obligations of the obligor under letters of credit issued in connection with the Baxalta Business;

(vi)	subject to any additional Liabilities or limitations related to Proceedings set forth on Schedule 1.01(k), the Liabilities relating to, arising out of, or resulting from Proceedings to the extent such Proceedings relate to, arise out of, or result from the Baxalta Business, the Baxalta Assets, or the other Baxalta Liabilities;

(vii)	all Liabilities assumed by Baxalta or a Baxalta Subsidiary from a Third Party after the Effective Time (whether or not such Liabilities initially arose or accrued before the Effective Time);

(viii)	all Liabilities relating to, arising out of, or resulting from the operation or conduct of any business conducted by Baxalta or a Baxalta Subsidiary at any time after the Effective Time;

(ix)	all Liabilities relating to, arising out of, or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement, the Information Statement (other than the matters described in clause (v) of the definition of Baxter Indemnity Obligations) or any other form, statement, schedule or other material filed with or furnished to (A) the Commission, (B) any other Governmental Authority or (C) holders of any securities of Baxalta or any Baxalta Subsidiary in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations); and

(x)	all other Liabilities set forth on Schedule 1.01(l).

The Parties agree that all Delayed Baxalta Liabilities shall be Baxalta Liabilities for purposes of this Agreement and the Ancillary Agreements regardless of when such Delayed Baxalta Liabilities are assumed by Baxalta or a Baxalta Subsidiary or designee. The Parties also agree that, if any Transferred Entity holds a Baxter Liability, such Baxter Liability shall nonetheless be treated as a Baxter Liability and the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts for such Baxter Liability to be assumed by Baxter or a Baxter Subsidiary.

“Baxalta Products” means the products set forth on Schedule 1.01(n).

“Baxalta Pro Forma Balance Sheet” means the pro forma combined balance sheet of Baxalta and the Baxalta Subsidiaries, including any notes or subledgers thereto, as of March 31, 2015, as presented in the Information Statement.

“Baxalta Subsidiary” means any Business Entity that is a Subsidiary of Baxalta prior to, at or after the Effective Time, including the Transferred Entities, which shall be deemed to have been Baxalta Subsidiaries at all times prior to, at and after the Effective Time.

“Baxter” has the meaning set forth in the Preamble.

“Baxter Accounts” has the meaning set forth in Section 2.10(b).

“Baxter Assets” means all Assets of the Parties or their respective Subsidiaries as of the Effective Time, other than the Baxalta Assets. For the avoidance of doubt, the Baxter Assets include those Assets described on Schedule 1.01(m).

“Baxter Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or its Subsidiaries, other than the Baxalta Business.

“Baxter Common Shares” has the meaning set forth in the Recitals.

“Baxter Indemnifying Party” has the meaning set forth in Section 4.03.

“Baxter Indemnitees” means (i) Baxter and each Baxter Subsidiary; (ii) each of the respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

“Baxter Indemnity Obligations” means all Liabilities to the extent such Liabilities relate to, arise out of or result from, directly or indirectly, any of the following items:

(i)	any Baxter Liability;

(ii)	any failure of Baxter or a Baxter Subsidiary or any other Person to pay, perform or otherwise promptly discharge any Baxter Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(iii)	the conduct of any business, operation or activity by Baxter or a Baxter Subsidiary from and after the Effective Time (other than the conduct of business, operations, or activities for the benefit of Baxalta or any of its Subsidiaries pursuant to this Agreement or any Ancillary Agreement);

(iv)	any breach by Baxter or a Baxter Subsidiary of this Agreement or any Ancillary Agreement (subject to limitations, if any, expressly set forth in the applicable Ancillary Agreement); and

(v)	any untrue statement or alleged untrue statement of a material fact made explicitly in Baxter’s name in the Registration Statement or the Information Statement as the same may be amended prior to the Effective Time, or any omission or alleged omission to state a material fact necessary to make any such statement made explicitly in Baxter’s name not misleading.

“Baxter Liabilities” means the Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of Baxter and the Baxter Subsidiaries and, prior to the Effective Time, Baxalta and the Baxalta Subsidiaries, in each case that are not Baxalta Liabilities or Baxalta Indemnity Obligations.

“Baxter Subsidiary” means any Business Entity that is a Subsidiary of Baxter prior to, at or after the Effective Time (other than Baxalta or a Baxalta Subsidiary).

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“Bylaws” means the Amended and Restated Bylaws of Baxalta, substantially in the form of Exhibit A.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Baxalta, substantially in the form of Exhibit B.

“Change of Control” means, with respect to a Party (or a Subsidiary thereof to the extent of any Ancillary Agreement to which such Subsidiary is a party), the occurrence after the Effective Time of any of the following: (i) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Party (or Subsidiary, if applicable) to a Third Party that is not an Affiliate of such Party or other Person prior to such transaction or the first of such related transactions; (ii) the consolidation, merger or other business combination of a Party (or Subsidiary, if applicable) with or into any other Business Entity, immediately following which the then-current stockholders of the Party (or Subsidiary, if applicable), as such, fail to own in the aggregate at least Majority Voting Power of the surviving party in such consolidation, merger or business combination or of its ultimate publicly-traded parent Business Entity; (iii) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires Majority Voting Power of such Party (or Subsidiary, if applicable) (other than (a) a reincorporation or similar corporate transaction in which each of such Party’s (or Subsidiary’s, if applicable) stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party or Person immediately prior to such transaction, or (b) in connection with a transaction described in clause (ii), which shall be governed by such clause (ii)); or (iv) a majority of the board of directors of such Party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such Party’s directors.

“Code” has the meaning set forth in the Recitals.

“Commission” means the United States Securities and Exchange Commission.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Third Parties.

“Conveyance and Assumption Instruments” means, collectively, such deeds, bills of sale, asset transfer agreements, business transfer agreements, demerger plans, deeds or agreements, endorsements, assignments, assumptions (including Liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between Baxter or, where applicable, a Baxter Subsidiary or designee of

Baxter, on the one hand, and Baxalta or, where applicable, a Baxalta Subsidiary, on the other hand, as may be necessary or advisable under the Laws of the relevant jurisdictions to effect the Separation.

“CPR” has the meaning set forth in Section 7.02.

“Custodial Party” has the meaning set forth in Section 6.03(a).

“Deferred Baxalta Local Business” has the meaning set forth in Section 2.03(a).

“Delayed Baxter Asset” has the meaning set forth in Section 2.05(a).

“Delayed Baxter Liability” has the meaning set forth in Section 2.05(a).

“Delayed Baxalta Asset” has the meaning set forth in Section 2.04(a).

“Delayed Baxalta Liability” has the meaning set forth in Section 2.04(a).

“Direct Claim” has the meaning set forth in Section 4.06(b).

“Dispute” has the meaning set forth in Section 7.01.

“Dispute Notice” has the meaning set forth in Section 7.02.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date of the consummation of the Distribution, which shall be determined by the board of directors of Baxter in its sole discretion.

“Distribution Ratio” has the meaning set forth in Section 3.02(c).

“Effective Time” means 12:01 a.m. Eastern Time on the Distribution Date.

“Employee Inventor Remuneration Entitlement” has the meaning set forth in Section 5.08(g).

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into by and between Baxter and Baxalta in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Employment Tax” means withholding, payroll, social security, workers compensation, unemployment, disability and any similar tax imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

“Estimated Deferred Taxes” means the deferred Taxes and prepaid Taxes as defined under GAAP, as reflected on the pro forma balance sheet accounts of Baxalta and the Baxalta Subsidiaries, as of the Distribution Date as determined by the Parties within sixty (60) days after the Distribution Date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Field-of-Use” means, with respect to the Licensed Patent Schedule, the specific field-of-use set forth for each patent or group of patents in such Licensed Patent Schedule.

“Final Adjustment” has the meaning set forth in Section 2.15.

“Financing Arrangements” means the financing arrangements and agreements (other than the Baxalta Credit Facility) to be entered into prior to the Effective Time pursuant to which Baxalta shall be entitled to borrow a principal amount of at least US$4,000,000,000.

“Force Majeure” means, with respect to a Party, any changes in Law, acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections or earthquakes.

“Former Business” means any Business Entity, division, business unit or business, including any business within the meaning of Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act (in each case, including any Assets and Liabilities comprising the same) that is not owned, leased or operated by a Party or any of its Subsidiaries as of immediately prior to the Effective Time because it has been sold, conveyed, assigned, transferred or otherwise disposed of or divested to one or more Persons (other than a Party or any of its Subsidiaries) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated, in each case, prior to the Effective Time.

“GAAP” means U.S. generally accepted accounting principles as applied by Baxter as of the Distribution Date.

“Governmental Authority” means any supranational, international, national, federal, state, provincial or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Indemnifying Party” has the meaning set forth in Section 4.04(a).

“Indemnitee” means a Baxalta Indemnitee or a Baxter Indemnitee, as appropriate.

“Indemnity Payment” has the meaning set forth in Section 4.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names, Privileged Information, and other technical, financial, employee or business information or data, including cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, and quality records and reports; provided that “Information” does not include Patents, Trademarks, or Other Intellectual Property.

“Information Statement” means the information statement forming a part of the Registration Statement as the same may be amended or supplemented from time to time prior to the Effective Time.

“Insurance Proceeds” means, with respect to any insured party, those monies, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof, which are: (i) received by an insured from an insurance carrier or its estate; or (ii) paid by an insurance carrier or its estate on behalf of the insured.

“International Commercial Operations Agreement” means the International Commercial Operations Agreement to be entered into prior to the Effective Time by and between Baxter and Baxalta or any of their respective Subsidiaries.

“International Transition Period Agreements” means, collectively, the International Commercial Operations Agreement and any applicable portion of the Transition Services Agreement, and all silent partnership agreements, undisclosed agency agreements and other agreements to be entered into by and between Baxter, or where applicable, a Baxter Subsidiary, on the one hand, and Baxalta or, where applicable, a Baxalta Subsidiary, on the other hand, pursuant to which: (i) Baxter or a Baxter Subsidiary manages and operates all or a portion of a Deferred Baxalta Local Business, a Delayed Baxalta Asset or a Delayed Baxalta Liability in order for the rewards and burdens relating to such Deferred Baxalta Local Business, Delayed Baxalta Asset or Delayed Baxalta Liability to inure from and after the Effective Time to Baxalta or a Baxalta Subsidiary; and (ii) Baxter and the Baxter Subsidiaries on the one hand, and Baxalta and the Baxalta Subsidiaries on the other hand, provide certain transitional services to the other.

“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, Consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority; provided that references to any Law shall, unless otherwise specified or unless the context clearly requires otherwise, refer to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law or other pronouncements of Governmental Authorities having the effect of Law, Proceeding, threatened Proceeding, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Licensed Patents” means, with respect to the Licensed Patent Schedule, any of the following that Licensor or any of its Affiliates, at any time during the term of this Agreement, owns, whether directly or indirectly, and has the right to grant a license as provided for under Section 5.08 without violating the terms of any agreement or other arrangement with any Third Party, in each case to the extent represented on such Licensed Patent Schedule: (i) all national, regional and international patents and patent applications, including provisional patent applications and patent applications filed from an invention disclosure; (ii) all patent applications filed either from the patents, patent applications or provisional applications in clause (i) or from an application claiming priority from any of these, including divisionals, continuations, converted provisionals, and continued prosecution applications; (iii) claims of continuation-in-part applications to the extent directed to subject matter disclosed in the applications or patents enumerated in clause (i) or (ii); (iv) all patents that have issued or in the future issue from the foregoing patent applications specified in clauses (i) and (ii), including utility models, petty patents and design patents and certificates of invention; (v) all patent term extensions or restorations by existing or future extension or restoration mechanisms, including any supplementary protection certificates and the like, as well as any revalidations, reissues, re-examinations, oppositions and the like of the foregoing patents or patent applications specified in clauses (i), (ii) and (iii); and (vi) all similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to each of such foregoing patent applications and patents.

“Licensed Patent Schedule” has the meaning set forth in Section 5.08(a).

“Licensee” means, with respect to the Licensed Patent Schedule, the licensee of the licenses described in such Licensed Patent Schedule.

“Licensor” means, with respect to the Licensed Patent Schedule, the licensor of the licenses described in such Licensed Patent Schedule.

“Local Closing Date” means the date of consummation of the local closing of any Deferred Baxalta Local Business.

“Long Term Services Agreement” means the Long Term Services Agreement to be entered into by and between Baxter and Baxalta or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Majority Voting Power” means a majority of the ordinary voting power in the election of directors of all the outstanding voting securities of the resulting Business Entity or of the Party, respectively.

“Manufacturing and Supply Agreement” means the Manufacturing and Supply Agreement to be entered into by and between Baxter and Baxalta or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Mixed Account” means an account receivable or account payable relating to both the Baxter Business and the Baxalta Business.

“Mixed Contract” means any contract or agreement to which either Party or any of its respective Subsidiaries and one or more Third Parties are a party as of immediately prior to the Effective Time that inures to the benefit or burden of both the Baxter Business and the Baxalta Business, including those contracts and agreements indicated as “mixed” in Schedule 1.01(o), but in any case excluding those contracts or agreements that are intended to solely be used for the benefit or burden of the Baxter Business following the Separation (including, for example, employment agreements with continuing employees of the Baxter Business).

“Non-Custodial Party” has the meaning set forth in Section 6.03(a).

“Notice” means any written notice, request demand or other communication specifically referencing this Agreement and given in accordance with Section 9.05.

“NYSE” means the New York Stock Exchange.

“Other Intellectual Property” means all rights, title or interest in, under or in respect of: (i) published and unpublished works of authorship and copyrights therein, and all applications, registrations, and renewals in connection therewith; (ii) software and compilations of information; (iii) registered or unregistered Trademarks; and (iv) inventions (whether patentable or not), formulas, processes, developments, technology, trade secrets and know-how.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications, whether pending, enforced, abandoned or expired; (ii) all patent applications filed either from the patents, patent applications or provisional applications in clause (i) or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications; (iii) all patents that have issued or in the future issue from the foregoing patent applications specified in clauses (i) and (ii), including utility models, petty patents, design patents and certificates of invention; (iv) all patent term extensions or restorations by existing or future extension or restoration mechanisms, including any supplementary protection certificates and the like, as well as any revalidations, reissues, re-examinations, oppositions and the like of the foregoing patents or patent applications specified in clauses (i), (ii) and (iii); and (v) all similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to each of such foregoing patent applications and patents.

“Person” means any (i) individual, (ii) Business Entity or (iii) Governmental Authority, and including any successor or permitted assignee, by merger or otherwise, of any of the foregoing.

“Prime Rate” means the rate per annum publicly announced by Citibank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the Parties) from time to time as its prime lending rate, as in effect from time to time.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or its respective Subsidiaries would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Proceeding” means any past, present or future suit, countersuit, action, alternative dispute resolution process, claim, counterclaim, demand, hearing, inquiry, investigation or proceeding before a judicial, quasi-judicial, tribunal, arbitration or mediation body, or by or before a Governmental Authority, in each case involving Baxter, a Baxter Subsidiary, a Baxter Indemnitee (but only if in a capacity entitling such Person to the rights of a Baxter Indemnitee), Baxalta, a Baxalta Subsidiary, or a Baxalta Indemnitee (but only if in a capacity entitling such Person to the rights of a Baxalta Indemnitee), in each case other than any such matter solely between Baxter or any Baxter Subsidiaries, on the one hand, and Baxalta or any Baxalta Subsidiaries, on the other hand, arising with respect to a controversy, dispute or claim under this Agreement or any Ancillary Agreement.

“Prohibited Person” means each Person described on Schedule 1.01(q) to the extent described therein, together with such Person’s Affiliates.

“Record Date” means the close of business on the date to be determined by the Baxter board of directors as the record date for determining holders of Baxter Common Shares entitled to participate in the Distribution.

“Record Holders” means the holders of record of Baxter Common Shares as of the Record Date.

“Records Facility” has the meaning set forth in Section 6.03(a).

“Registration Statement” means the registration statement on Form 10 filed under the Exchange Act on December 10, 2014, pursuant to which the Baxalta Common Stock to be distributed in the Distribution has been registered, together with all amendments and supplements thereto.

“Remuneration Assessment” has the meaning set forth in Section 5.08(g)(ii).

“Representatives” has the meaning set forth in Section 6.08(a).

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” has the meaning set forth in the Recitals.

“Sold Business” has the meaning set forth in Section 5.08(c).

“Stored Records” has the meaning set forth in Section 6.03(a).

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any Business Entity of which such Person: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Business Entity; (B) the total combined equity interests; or (C) the capital or profit interests, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax” means: (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers; and (ii) any Employment Tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into by and between Baxter and Baxalta or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Territory” means, with respect to a Licensed Patent, except as otherwise set forth on the Licensed Patent Schedule, the entire world.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

“Third Party Claim” has the meaning set forth in Section 4.05(a).

“Trademarks” means all trademarks, trade names, brand names, domain names, service marks, trade dress, logos and all other source indicators, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith.

“Transferred Entities” means the entities set forth on Schedule 1.01(p).

“Transition Committee” has the meaning set forth in Section 2.14.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between Baxter and Baxalta or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“U.S.” or “United States” means the United States of America, including all territories and possessions of the United States of America.

ARTICLE II

THE SEPARATION

Section 2.01 Governance and Listing of Baxalta.

(a) Adoption of Baxalta’s Charter and Bylaws. On or prior to the Distribution Date, Baxter and Baxalta shall take all necessary actions so that, as of the Effective Time, the Certificate of Incorporation and the Bylaws shall be the certificate of incorporation and bylaws of Baxalta.

(b) Baxalta’s Directors and Officers. On or prior to the Distribution Date, Baxter and Baxalta shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of Baxalta shall be those set forth in the Information Statement mailed to the Record Holders prior to the Effective Time, unless otherwise agreed by the Parties; and (ii) Baxalta shall have such other officers as Baxalta shall appoint.

(c) NYSE Listing. Baxalta shall prepare and file, and shall use commercially reasonable efforts to have approved prior to the Effective Time, an application for the listing of the Baxalta Common Stock to be distributed in the Distribution and the shares of Baxalta Common Stock to be reserved for issuance pursuant to any director or employee benefit plan or arrangement on the NYSE (and such other stock exchanges as may be necessary or desirable), subject to official notice of distribution.

Section 2.02 The Separation. The Parties acknowledge that the Separation is intended to result in Baxalta owning the Baxalta Assets and assuming the Baxalta Liabilities as set forth below in this Article II and in the applicable Ancillary Agreements. Subject to Sections 2.03, 2.04 and 2.05, on or prior to the Distribution Date, in accordance with the plan of Separation for Baxalta:

(a) Transfer and Assignment of Baxalta Assets. Baxter shall, and shall cause the applicable Baxter Subsidiaries to, contribute, assign, transfer, convey and deliver to Baxalta or the applicable Baxalta Subsidiaries, and Baxalta or such Baxalta Subsidiaries shall accept from Baxter and the applicable Baxter Subsidiaries, all of Baxter’s and such Baxter Subsidiaries’ respective direct or indirect rights, title and interest in and to all of the Baxalta Assets, including all of the outstanding shares of capital stock or other ownership interests in the Transferred Entities, which shall result in Baxalta owning directly or indirectly all of the Transferred Entities (it being understood that if a Baxalta Asset shall be held by a Transferred Entity or a Subsidiary of a Transferred Entity, such Baxalta Asset may be assigned, transferred, conveyed and delivered for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such Transferred Entity to Baxalta or a Baxalta Subsidiary).

(b) Acceptance and Assumption of Baxalta Liabilities. Baxalta and the applicable Baxalta Subsidiaries shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Baxalta Liabilities in accordance with their respective terms, without regard for the manner in which or circumstances under which such

Baxalta Liabilities arose or against whom they are asserted. Baxalta and the applicable Baxalta Subsidiaries shall be responsible for all Baxalta Liabilities, regardless of when or where such Baxalta Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such Baxalta Liabilities are asserted or determined (including any such Baxalta Liabilities arising out of claims made by Baxter’s or Baxalta’s respective Subsidiaries or Affiliates or by Representatives of Baxter or Baxalta or their respective Subsidiaries or Affiliates against either Party or any of its Subsidiaries or Affiliates) or whether asserted or determined prior to the Effective Time, and regardless of whether arising from or alleged to arise from negligence, gross negligence, willful misconduct, bad faith, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Subsidiaries or Affiliates or any of their respective Representatives. The assumption by Baxalta of the Baxalta Liabilities is in partial consideration for the Baxalta Assets being transferred to it in connection with the Separation.

(c) Transfer and Assignment of Baxter Assets. Baxter and Baxalta shall cause Baxalta and any Business Entity that shall be a Baxalta Subsidiary after the Effective Time to contribute, assign, transfer, convey and deliver to Baxter or a Business Entity designated by Baxter that shall be a Baxter Subsidiary after the Effective Time all of Baxalta’s and such Baxalta Subsidiary’s respective direct or indirect rights, title and interest in and to all Baxter Assets held by Baxalta or a Baxalta Subsidiary.

(d) Acceptance and Assumption of Baxter Liabilities. Baxter and the applicable Baxter Subsidiaries shall accept, assume and agree faithfully to perform, discharge and fulfill, all of the Baxter Liabilities held by Baxalta or any Business Entity that shall be a Baxalta Subsidiary after the Effective Time, and Baxter and the applicable Baxter Subsidiaries shall be responsible for all of such Baxter Liabilities in accordance with their respective terms, without regard for the manner in which or circumstances under which such Baxter Liabilities arose or against whom they are asserted. Baxter and the applicable Baxter Subsidiaries shall be responsible for all Baxter Liabilities, regardless of when or where such Baxter Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such Baxter Liabilities are asserted or determined (including any such Baxter Liabilities arising out of claims made by Baxter’s or Baxalta’s respective Subsidiaries or Affiliates or by Representatives of Baxter or Baxalta or their respective Subsidiaries or Affiliates) or whether asserted or determined prior to the Effective Time, and regardless of whether arising from or alleged to arise from negligence, gross negligence, willful misconduct, bad faith, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Subsidiaries or Affiliates or any of their respective Representatives.

Section 2.03 Deferred Baxalta Local Closings.

(a) Deferral of Certain Transfers of Baxalta Assets and Baxalta Liabilities. The Parties acknowledge that due to the requirements of applicable Laws, the need to obtain certain Consents from Governmental Authorities or for other business reasons, the Parties have agreed to defer until after the Effective Time the transfer of legal title to all or a portion of the Baxalta Assets and the assumption of all or a portion of the Baxalta Liabilities from Baxter or the applicable Baxter Subsidiary to Baxalta or the applicable Baxalta Subsidiary or designee in each of the jurisdictions listed on Schedule 2.03(a) (each, a “Deferred Baxalta Local Business”).

(b) Treatment of Deferred Baxalta Local Businesses. In each case as set forth in more detail in the International Transition Period Agreements and subject to the terms thereof, from and after the Effective Time, and until such time as the applicable Deferred Baxalta Local Business has been transferred to Baxalta or the applicable Baxalta Subsidiary or designee for the relevant jurisdiction, (i) the Deferred Baxalta Local Business shall be held by Baxter or, where applicable, by a Baxter Subsidiary or designee, on behalf of and for the benefit of Baxalta or, where applicable, a Baxalta Subsidiary or designee; (ii) Baxter or, where applicable, a Baxter Subsidiary or designee shall pay, perform and discharge fully when due and payable the Liabilities of the Deferred Baxalta Local Business; and (iii) insofar as reasonably practicable and to the extent permitted by applicable Law, Baxter or, where applicable, a Baxter Subsidiary or designee shall manage and operate the applicable Deferred Baxalta Local Business in accordance with the relevant International Transition Period Agreement and take such other actions as may reasonably be requested by Baxalta so that all the rewards and Liabilities relating to such Deferred Baxalta Local Business, including use, risk of loss, potential for gain and control over such Deferred Baxalta Local Business, shall inure from and after the Effective Time to Baxalta or a Baxalta Subsidiary or designee. As and to the extent described in the International Transition Period Agreements, (i) Baxter or, where applicable, a Baxter Subsidiary or designee shall remit to Baxalta or a Baxalta Subsidiary or designee the amounts due in connection with the performance of each Deferred Baxalta Local Business; and (ii) Baxalta or, where applicable, a Baxalta Subsidiary or designee shall reimburse Baxter or a Baxter Subsidiary or designee for all payments made in connection with the performance of each Deferred Baxalta Local Business and the discharge of any Liabilities in connection therewith.

(c) Transfers of Certain Deferred Baxalta Local Businesses. The International Commercial Operations Agreements provides additional detail on the timing of the transfers of each Deferred Baxalta Local Business to (or on behalf of) Baxalta or any Baxalta Subsidiary, and the terms of this Section 2.03 are subject to the terms and conditions set forth in the International Commercial Operations Agreement (including with respect to Baxter’s ability, upon certain conditions, to wind down any such Deferred Baxalta Local Business in accordance with the provisions of the applicable International Transition Period Agreement).

Section 2.04 Delayed Transfers of Baxalta Assets and Baxalta Liabilities.

(a) Delayed Baxalta Transfers. Subject to Section 2.03 and the terms of the International Transition Period Agreements, if and to the extent that the valid, complete and perfected transfer or assignment to Baxalta or a Baxalta Subsidiary or designee of any Baxalta Assets or the assumption by Baxalta or a Baxalta Subsidiary or designee of any Baxalta Liabilities would be a violation of applicable Law or requires a Consent that has not been obtained as of or prior to the Effective Time or the local closing of a

Deferred Baxalta Local Business under the terms of the applicable International Transition Period Agreement, as applicable, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to Baxalta or the applicable Baxalta Subsidiary or designee of such Baxalta Assets or the assumption by Baxalta or the applicable Baxalta Subsidiary or designee of such Baxalta Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consent is obtained (any such Baxalta Asset, a “Delayed Baxalta Asset” and any such Baxalta Liability, a “Delayed Baxalta Liability”). Notwithstanding the foregoing, any Delayed Baxalta Assets or Delayed Baxalta Liabilities shall continue to constitute Baxalta Assets or Baxalta Liabilities, respectively, for all other purposes of this Agreement.

(b) Treatment of Delayed Baxalta Assets and Delayed Baxalta Liabilities. Subject to Section 2.03 and the terms of the International Transition Period Agreements, from and after the Effective Time, Baxter shall, and shall cause the Baxter Subsidiaries to, hold on behalf of and for the benefit of Baxalta or, where applicable, a Baxalta Subsidiary or designee, all Delayed Baxalta Assets, and to pay, perform and discharge fully all Delayed Baxalta Liabilities. Baxalta or the applicable Baxalta Subsidiary or designee shall promptly reimburse Baxter or the applicable Baxter Subsidiaries for all payments made in connection with the performance and discharge of such Delayed Baxalta Liabilities. Baxter shall use commercially reasonable efforts to cause each such Delayed Baxalta Asset or Delayed Baxalta Liability to be held by Baxter or, where applicable, a Baxter Subsidiary or designee for, the reward and burden of Baxalta or the applicable Baxalta Subsidiary or designee. Baxter and Baxalta shall, and shall cause their respective Subsidiaries to, take such other actions as may be reasonably requested by the other Party or any of its Subsidiaries (in each case, at Baxalta’s cost and expense) in accordance with the provisions of this Agreement so that all the rewards and burdens relating to such Delayed Baxalta Asset and Delayed Baxalta Liability, including expenses, risk of loss, potential for gain and control of such Delayed Baxalta Asset and Delayed Baxalta Liability, shall inure from and after the Effective Time to Baxalta or the applicable Baxalta Subsidiaries or designees, without recourse of any kind to Baxter or any Baxter Subsidiary or designee. Baxalta shall pay or cause to be paid by a Baxalta Subsidiary any registration fees or recordation fees required to be paid to a Governmental Authority in connection with the transfer of a Delayed Baxalta Asset or a Delayed Baxalta Liability.

(c) Transfer of Delayed Baxalta Assets and Delayed Baxalta Liabilities. When and as the Parties agree, subject to Section 2.03 and the terms of the International Transition Period Agreements and provided that, as of such agreed-upon time (i) the necessary Consents for each Delayed Baxalta Asset or Delayed Baxalta Liability shall have been obtained; and (ii) the assumption by Baxalta or a Baxalta Subsidiary or designee of each Delayed Baxalta Asset or Delayed Baxalta Liability is not at such time a violation of applicable Law (or, in the case of a Deferred Baxalta Local Business, if later, upon the consummation of the local closing of such Deferred Baxalta Local Business):

(A) Baxter shall, and shall cause each Baxter Subsidiary to, contribute, assign, transfer, convey and deliver to Baxalta or such Baxalta Subsidiaries or designees as Baxalta may determine, and Baxalta shall, and shall cause such Baxalta Subsidiaries or designees to, accept from Baxter and the Baxter Subsidiaries all of Baxter’s and the Baxter Subsidiaries’ respective rights, title and interest in and to such Delayed Baxalta Assets; and

(B) Baxalta shall, and shall cause such Baxalta Subsidiaries or designees as Baxalta may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such Delayed Baxalta Liabilities, in accordance with their terms.

Section 2.05 Delayed Transfers of Baxter Assets and Baxter Liabilities.

(a) Delayed Baxter Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to Baxter or a Baxter Subsidiary or designee of any Baxter Assets or the assumption by Baxter or a Baxter Subsidiary or designee of any Baxter Liabilities would be a violation of applicable Law or require a Consent that has not been obtained as of or prior to the Effective Time or the local closing of a Deferred Baxalta Local Business under the terms of the applicable International Transition Period Agreement, as applicable, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to Baxter or the applicable Baxter Subsidiary or designee of such Baxter Assets or the assumption by Baxter or the applicable Baxter Subsidiary or designee of such Baxter Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consent is obtained (any such Baxter Asset, a “Delayed Baxter Asset” and any such Baxter Liability, a “Delayed Baxter Liability”). Notwithstanding the foregoing, any Delayed Baxter Assets or Delayed Baxter Liabilities shall continue to constitute Baxter Assets or Baxter Liabilities, respectively, for all other purposes of this Agreement.

(b) Treatment of Delayed Baxter Assets and Delayed Baxter Liabilities. Except as otherwise provided herein or in any Ancillary Agreement, from and after the Effective Time, Baxalta shall, and shall cause the Baxalta Subsidiaries or designees to, hold on behalf of and for the benefit of Baxter or, where applicable, a Baxter Subsidiary or designee, all Delayed Baxter Assets, and to pay, perform and discharge fully all Delayed Baxter Liabilities. Baxter or the applicable Baxter Subsidiary or designee shall promptly reimburse Baxalta or the applicable Baxalta Subsidiaries or designees for all payments made in connection with the performance and discharge of such Delayed Baxter Liabilities. Baxalta shall use commercially reasonable efforts to cause each such Delayed Baxter Asset or Delayed Baxter Liability to be held by Baxalta or, where applicable, a Baxalta Subsidiary or designee, for the reward and burden of Baxter or the applicable Baxter Subsidiary or designee. Baxter and Baxalta shall, and shall cause their respective Subsidiaries to, take such other actions as may be reasonably requested by the other Party or any of its Subsidiaries in accordance with the provisions of this Agreement so that all the rewards and burdens relating to such Delayed Baxter Asset and Delayed Baxter Liability, including expenses, risk of loss, potential for gain and control of such Delayed Baxter Asset and Delayed Baxter Liability, shall inure from and after the Effective Time to Baxter or the applicable Baxter Subsidiaries or designees, without recourse of any kind to Baxalta or any Baxalta Subsidiary. Baxter shall pay or cause to be paid by a Baxter Subsidiary any registration fees or recordation fees required to be paid to a Governmental Authority in connection with the transfer of a Delayed Baxter Asset or a Delayed Baxter Liability.

(c) Transfer of Delayed Baxter Assets and Delayed Baxter Liabilities. When and as the Parties agree and provided that, as of such agreed-upon time (i) the necessary Consents for each Delayed Baxter Asset or Delayed Baxter Liability shall have been obtained; and (ii) the assumption by Baxter or a Baxter Subsidiary or designee of each Delayed Baxter Asset or Delayed Baxter Liability is not at such time a violation of applicable Law:

(A) Baxalta shall, and shall cause each Baxalta Subsidiary to, contribute, assign, transfer, convey and deliver to Baxter or such Baxter Subsidiaries or designees as Baxter may determine, and Baxter shall, and shall cause such Baxter Subsidiaries or designees to, accept from Baxalta and the Baxalta Subsidiaries all of Baxalta’s and the Baxalta Subsidiaries’ respective rights, title and interest in and to such Delayed Baxter Assets; and

(B) Baxter shall, and shall cause such Baxter Subsidiaries or designees as Baxter may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such Delayed Baxter Liabilities, in accordance with their terms.

Section 2.06 Ancillary Agreements. Prior to the Effective Time, the Parties shall execute and deliver, or where applicable shall cause their respective Subsidiaries to execute and deliver, each Ancillary Agreement to which they are intended to be a party; provided, however, that if this Article II calls for an Ancillary Agreement to be executed and delivered on or as of a later time, it shall be executed and delivered on or as of such later time.

Section 2.07 Disclaimer of Representations and Warranties.

(a) EACH OF BAXTER (ON BEHALF OF ITSELF AND EACH OF THE BAXTER SUBSIDIARIES) AND BAXALTA (ON BEHALF OF ITSELF AND EACH OF THE BAXALTA SUBSIDIARIES) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS: (X) REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO (I) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, LICENSED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; (II) ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; (III) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; (IV) THE ABSENCE OR PRESENCE OF ANY DEFENSES TO OR RIGHT OF SETOFF AGAINST OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY PROCEEDING OR OTHER ASSET, INCLUDING ANY

ACCOUNTS RECEIVABLE, OF EITHER PARTY; OR (V) THE LEGAL SUFFICIENCY OF ANY CONVEYANCE AND ASSUMPTION INSTRUMENTS OR ANY OTHER ANCILLARY AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING OF SUCH CONVEYANCE AND ASSUMPTION INSTRUMENTS OR SUCH OTHER ANCILLARY AGREEMENTS; OR (Y) MAKING ANY OTHER REPRESENTATIONS OR GRANTING ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY PATENTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES OR LICENSEES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE AND ASSUMPTION INSTRUMENT OR ANY OTHER ANCILLARY AGREEMENT MAY PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ALL SECURITY INTERESTS; AND (B) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, AGREEMENTS, SECURITY INTERESTS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of Baxter (on behalf of itself and each of the Baxter Subsidiaries) and Baxalta (on behalf of itself and each of the Baxalta Subsidiaries) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.07(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Baxter or any of the Baxter Subsidiaries, on the one hand, and Baxalta or any of the Baxalta Subsidiaries, on the other hand, are jointly or severally liable for any Baxalta Liability or any Baxter Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) Baxalta hereby waives compliance by itself and each and every Baxalta Subsidiary with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Baxalta Assets to Baxalta or a Baxalta Subsidiary.

(d) Baxter hereby waives compliance by itself and each and every Baxter Subsidiary with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any and all of the Baxter Assets to Baxter or a Baxter Subsidiary.

Section 2.08 Credit Facilities; Financing Arrangements; Baxalta Cash Distribution; Use of Proceeds; Use of Retained Baxalta Common Stock .

(a) Credit Facilities. On or about the Distribution Date, Baxter and Baxalta shall enter into the Baxalta Credit Facility in substantially the form and on substantially the terms provided to Baxter prior to the Effective Time. Baxter and Baxalta agree that Baxter and each of the Baxter Subsidiaries shall have no obligations (including any guarantees) under the Baxalta Credit Facility.

(b) Financing Arrangements. Prior to the Effective Time, the Financing Arrangements shall have been consummated. Baxter and Baxalta agree to take all necessary actions to assure the full release and discharge of Baxter and each of the Baxter Subsidiaries from all obligations thereunder as of no later than the Effective Time.

(c) Baxalta Cash Distribution. Prior to the Effective Time, Baxalta shall make a cash distribution to Baxter in an amount equal to approximately $4 billion in connection with the Separation and the Distribution (the “Baxalta Cash Distribution”). This distribution shall be in partial consideration for the transfer of Baxalta assets to Baxalta in connection with the Separation whenever made.

(d) Use of Proceeds from Baxalta Cash Distribution. As promptly as practicable following the Baxalta Cash Distribution, but in no event later than eighteen (18) months after the Effective Time, Baxter will transfer the Baxalta Cash Amount pursuant to one or more of the following:

(i) to shareholders through the payment of (A) dividends, including regular quarterly dividends or (B) redemptions pursuant to existing, amended, or future stock repurchase programs, including pursuant to open market stock repurchases, accelerated share repurchases, or block purchases;

(ii) to creditors (which may or may not include Affiliates) in full or partial satisfaction of outstanding Baxter debt, including the payment of interest and associated fees, such as consent fees and premiums in excess of the face amount of an instrument, as well as principal and trade payables that have or will have arisen in the ordinary course of business; provided that all or a substantial portion of the Baxter debt to be retired will not have been issued in anticipation of the Separation, but a portion of such debt may be comprised of refinanced debt or other debt issued following Baxter’s public announcement of the Separation to the extent that any such debt would have been incurred or refinanced in the same amount if the Separation were not to be consummated, albeit with different terms; or

(iii) to the Baxter International Inc. and Subsidiaries Pension Plan.

(e) Distribution of Retained Baxalta Common Stock. Baxter intends to transfer all of its remaining shares of Baxalta Common Stock not later than eighteen (18) months after the Effective Time pursuant to one or more of the following:

(i) to creditors (which may or may not include Affiliates) to retire outstanding Baxter debt, including the payment of interest and associated fees, such as consent fees and premiums in excess of the face amount of an instrument, as well as principal, and trade payables that have or will have arisen in the ordinary course of business;

(ii) to the Baxter International Inc. and Subsidiaries Pension Plan the Pension Plan, or to satisfy any obligation thereunder; or

(iii) to the extent not transferred pursuant to Sections 2.08(e)(ii) or (iii), to shareholders of Baxter as (A) dividends, including regular quarterly dividends or (B) in redemption of outstanding Baxter Common Shares pursuant to existing, amended, or future stock repurchase programs;

provided that, in the event that Baxter determines that market conditions and sound business judgment do not support the disposition of any portion of the Retained Baxalta Common Stock during the 18-Month Period pursuant to Sections 2.08(e)(i), (ii), or (iii), Baxter will dispose of any remaining shares of Retained Baxalta Common Stock in all events no later than the five-year anniversary of the Distribution.

(f) Preparation of Materials. Prior to the Effective Time, Baxter and Baxalta shall cooperate in the preparation of all materials as may be necessary or advisable to execute the Baxalta Credit Facility and the Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Financing Arrangements.

Section 2.09 Termination of Agreements.

(a) Termination of Agreements Between Baxter and Baxalta. Except as set forth in Section 2.09(b), the Parties agree that (i) all agreements, arrangements, commitments, courses of dealing or understandings, whether or not in writing, entered into prior to the Effective Time between or among Baxalta or a Baxalta Subsidiary, on the one hand, and Baxter or a Baxter Subsidiary, on the other hand, shall (except as set forth in clause (ii)) be terminated effective as of immediately prior to the Effective Time (including any provision thereof which purports to survive termination); and (ii) all agreements, arrangements, commitments, courses of dealing or understandings, whether or not in writing, entered into prior to a local closing of a Deferred Baxalta Local Business between or among a Transferred Entity that shall be transferred to Baxalta or a Baxalta Subsidiary after the Effective Time as part of a local closing of a Deferred Baxalta Local Business, on the one hand, and Baxter or a Baxter Subsidiary, on the other hand, shall be terminated effective as of immediately prior to such local closing (including any provision thereof which purports to survive termination); provided that the provisions of this Section 2.09(a) shall not terminate any rights or obligations (A) between Baxter and any of the Baxter Subsidiaries; or (B) between Baxalta and any of the Baxalta Subsidiaries. For the avoidance of doubt, no Party or any Subsidiary thereof shall have any Liability to any other Party or any of its Subsidiaries based upon, arising out of or resulting from any agreement, arrangement, commitment, course of dealing or understanding terminated in accordance with this Section 2.09(a), and any such Liability is hereby irrevocably canceled, released and waived effective as of the time of such termination.

(b) Exceptions. The provisions of Section 2.09(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements; (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.09(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; and (iv) any agreements, arrangements, commitments or understandings, including any Mixed Contracts, to which any non-wholly owned Subsidiary of Baxter or Baxalta, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned). To the extent that the rights and obligations of Baxter or a Baxter Subsidiary under any agreements, arrangements, commitments or understandings not terminated under this Section 2.09 constitute Baxalta Assets or Baxalta Liabilities, they shall be assigned or assumed by Baxalta or the applicable Baxalta Subsidiary or designee pursuant to this Agreement.

Section 2.10 Settlement of Accounts between Baxter and Baxalta.

(a) Except as otherwise set forth on Schedule 2.10, Baxter and Baxalta shall cause all intercompany debt and notes (i) as to which there are no Third Parties; and (ii) that are between Baxter or a Baxter Subsidiary, on the one hand, and Baxalta or a Baxalta Subsidiary, on the other hand, that exist as of immediately prior to the Effective Time (or, in the case of any Deferred Baxalta Local Business, as of immediately prior to the Local Closing Date), as of immediately prior to the Effective Time (or, as applicable, such Local Closing Date), to be settled, capitalized or cancelled so that such intercompany debt and notes are no longer between Baxter or a Baxter Subsidiary, on the one hand, and Baxalta or a Baxalta Subsidiary, on the other hand, in each case in the manner determined prior to the Effective Time (or, as applicable, such Local Closing Date) by duly authorized representatives of Baxter and Baxalta. Intercompany trade and other current payables and receivables (excluding the current portion of intercompany debt and notes) that exist as of immediately prior to the Effective Time (or, in the case of any Deferred Baxalta Local Business, as of immediately prior to the Local Closing Date) will be settled in the normal course of business under current customary terms that apply to non-intercompany trade payables and receivables.

(b) Baxter and Baxalta each agrees to take, or cause their respective Subsidiaries to take, prior to the Effective Time (or, in the case of any Deferred Baxalta Local Business, as prior to the Local Closing Date), all actions necessary to amend all Baxalta Contracts governing each bank and brokerage account owned by Baxalta or a

Baxalta Subsidiary (collectively, the “Baxalta Accounts”), so that such Baxalta Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Baxter or a Baxter Subsidiary (collectively, the “Baxter Accounts”) are de-linked from the Baxter Accounts effective at or prior to the Effective Time (or, as applicable, at or prior to the Local Closing Date).

(c) With respect to any outstanding checks issued by Baxter, Baxalta, or any of their respective Subsidiaries prior to the Effective Time (or, in the case of any Transferred Entity transferred as part of a Deferred Baxalta Local Business, prior to the Local Closing Date), such outstanding checks shall be honored following the Effective Time (or, as applicable, following the Local Closing Date) by the Person owning the account on which the check is drawn.

(d) As between Baxter and Baxalta (and their respective Subsidiaries) all payments and reimbursements received after the Effective Time by either Party (or any of its Subsidiaries) in respect or satisfaction of a business, Asset or Liability of the other Party (or any of its Subsidiaries), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, as promptly as commercially practicable or as otherwise agreed between the Parties (including, in the case of any Deferred Baxalta Local Business, in accordance with the International Commercial Operations Agreement), upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause its applicable Subsidiary to pay over, to the other Party the amount of such payment or reimbursement without right of set-off.

(e) The Parties agree that, prior to the Effective Time, Baxter or any Baxter Subsidiary may, unless and except the Parties have agreed otherwise in writing, withdraw any and all cash or cash equivalents from the Baxalta Accounts for the benefit of Baxter or any Baxter Subsidiary and any such cash or cash equivalents so withdrawn shall be a Baxter Asset notwithstanding anything to the contrary contained herein.

Section 2.11 Novation of Liabilities; Release of Guarantees.

(a) Novation of Baxalta Liabilities.

(i) Each of Baxter and Baxalta, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all Baxalta Liabilities and obtain in writing the unconditional release of Baxter and each Baxter Subsidiary that is a party to any such arrangements, so that, in any such case, Baxalta and the designated Baxalta Subsidiaries shall be solely responsible for such Baxalta Liabilities; provided, however, that, except as otherwise expressly provided in the Ancillary Agreements, neither Baxter nor Baxalta (nor any of their respective Subsidiaries) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority (which shall be payable by Baxalta) from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii) If Baxter or Baxalta is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, Baxter or the applicable Baxter Subsidiary shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, Baxalta shall, as agent or subcontractor for Baxter or such Baxter Subsidiary, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of Baxter or such Baxter Subsidiary, as the case may be, that constitute Baxalta Liabilities thereunder from and after the Effective Time. Baxalta or the applicable Baxalta Subsidiary or designee shall promptly reimburse Baxter or the applicable Baxter Subsidiaries for all payments made in connection with the performance and discharge of any Baxalta Liabilities. Baxter shall cause each Baxter Subsidiary without further consideration, to pay and remit, or cause to be paid or remitted, to Baxalta, promptly all money, rights and other consideration received by it or a Baxter Subsidiary in respect of Baxalta’s performance as agent or subcontractor for Baxter or such Baxter Subsidiary, as the case may be, with respect to such Liabilities of Baxter or the applicable Baxter Subsidiary (unless any such consideration is a Baxter Asset). Subject to Section 2.03, with respect to the local closing of a Deferred Baxalta Local Business, if and when any such Consent, substitution, approval, amendment, termination or release shall be obtained or the obligations under such arrangements shall otherwise become assignable or able to be novated, Baxter or the applicable Baxter Subsidiary shall promptly assign or novate, or cause to be assigned or novated, all its obligations and other Liabilities thereunder or any obligations of Baxter or a Baxter Subsidiary to Baxalta or its designated Baxalta Subsidiary without payment of further consideration and Baxalta or such Baxalta Subsidiary shall, without the payment of any further consideration, assume such obligations.

(b) Novation of Baxter Liabilities.

(i) Each of Baxter and Baxalta, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all Baxter Liabilities and obtain in writing the unconditional release of Baxalta and each Baxalta Subsidiary that is a party to any such arrangements, so that, in any such case, Baxter and the designated Baxter Subsidiaries shall be solely responsible for such Baxter Liabilities; provided, however, that, except as otherwise expressly provided in the Ancillary Agreements, neither Baxter nor Baxalta (nor any of their respective Subsidiaries) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority (which shall be payable by Baxter) from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii) If Baxter or Baxalta is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, Baxalta or the applicable Baxalta Subsidiary shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, Baxter shall, as agent or subcontractor for Baxalta or such Baxalta Subsidiary, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of Baxalta or such Baxalta Subsidiary, as the case may be, that constitute Baxter Liabilities, as the case may be, thereunder from and after the Effective Time. Baxter or the applicable Baxter Subsidiary or designee shall promptly reimburse Baxalta or the applicable Baxalta Subsidiaries for all payments made in connection with the performance and discharge of any Baxter Liabilities. Baxalta shall cause each Baxalta Subsidiary without further consideration, to pay and remit, or cause to be paid or remitted, to Baxter, promptly all money, rights and other consideration received by it or a Baxalta Subsidiary in respect of Baxter’s performance as agent or subcontractor for Baxalta or such Baxalta Subsidiary, as the case may be, with respect to such Liabilities of Baxalta or the applicable Baxalta Subsidiary (unless any such consideration is a Baxalta Asset). If and when any such Consent, substitution, approval, amendment, termination or release shall be obtained or the obligations under such arrangements shall otherwise become assignable or able to be novated, Baxalta or the applicable Baxalta Subsidiary shall promptly assign or novate, or cause to be assigned or novated, all its obligations and other Liabilities thereunder or any obligations of Baxalta or a Baxalta Subsidiary to Baxter or its designated Baxter Subsidiary without payment of further consideration and Baxter or such Baxter Subsidiary shall, without the payment of any further consideration, assume such obligations.

(c) Release of Guarantees.

(i) Except as otherwise expressly set forth in any International Transition Period Agreement, each of Baxter and Baxalta, at the request of the other Party, shall use commercially reasonable efforts, as soon as is reasonably practicable, to (A) have Baxalta or a Baxalta Subsidiary removed as guarantor of or obligor for any Baxter Liability to the extent that such guarantees or obligations relate to Baxter Liabilities, which shall include the removal of any Security Interest on or in any Baxalta Asset that may serve as collateral or security for any such Baxter Liability; and (B) have Baxter or a Baxter Subsidiary removed as guarantor of or obligor for any Baxalta Liability to the extent that such guarantees or obligations relate to Baxalta Liabilities, which shall include the removal of any Security Interest on or in any Baxter Asset that may serve as collateral or security for any such Baxalta Liability; provided, however, that, except as otherwise expressly provided in the Ancillary Agreements and without limiting the requirements under Section 2.11(c)(ii), the use of commercially reasonable efforts under this Section 2.11(c)(i) shall not obligate either Baxter or Baxalta (nor any of their respective Subsidiaries) to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority (which shall be payable by the non-guarantor or non-obligor Party) from whom such Consents, substitutions, amendments, terminations or releases are requested.

(ii) To the extent required to obtain a release from a guarantee or other obligation:

(A) of Baxter or a Baxter Subsidiary, Baxalta shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Baxter Asset that may serve as collateral or security for any such Baxalta Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either with which Baxalta (1) would be reasonably unable to comply or (2) would not reasonably be able to avoid breaching; and

(B) of Baxalta or a Baxalta Subsidiary, Baxter shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Baxalta Asset that may serve as collateral or security for any such Baxter Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either with which Baxter (1) would be reasonably unable to comply or (2) would not reasonably be able to avoid breaching.

(iii) With respect to the continuing guarantees or obligations which the Parties have agreed, subject to this Section 2.11(c)(iii), will continue following the Effective Time, and with respect to which Baxter or Baxalta is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (i) and (ii) of this Section 2.11(c), (A) the Party or its relevant Subsidiary that has assumed the Liability underlying such guarantee or obligation shall use commercially reasonable efforts to prevent the guarantor or obligator from incurring any continuing Liability in respect of such guarantee or obligation, and shall indemnify and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto (in accordance with the provisions of Article IV) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (B) except as otherwise expressly set forth in any International Transition Period Agreement, each of Baxter and Baxalta, on behalf of themselves and their respective Subsidiaries, agree not to renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or such Party’s Subsidiaries is or may be liable unless the other Party consents in writing or unless all obligations of such other Party and the Subsidiaries of such other Party with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.

Section 2.12 Mixed Contracts; Mixed Accounts.

(a) Mixed Contracts. Except as may otherwise be agreed by the Parties and except as otherwise contemplated by any International Transition Period Agreement, in the case of a Mixed Contract, the Parties shall use commercially reasonable efforts to cause such Mixed Contract to be: (i) assigned in relevant part to Baxalta or a Baxalta Subsidiary (or to Baxter or a Baxter Subsidiary if the contracting party is a Transferred Entity) if so assignable; (ii) appropriately amended, prior to, on or after the Effective Time (or, in the case of a Mixed Contract that inures to the reward or burden of both Baxter or a Baxter Subsidiary, on the one hand, and a Transferred Entity that shall be transferred to Baxalta or a Baxalta Subsidiary after the Effective Time as part of a local closing of a Deferred Baxalta Local Business under the terms of the applicable International Transition Period Agreement, on the other hand, on or after such local closing); or (iii) replaced or otherwise addressed with suitable arrangements, in each case so that each Party or their respective Subsidiaries shall be entitled to the rights and benefits and shall assume the related portion of any obligations and Liabilities inuring to their respective businesses; provided, however, that in no event shall either Party or its respective Subsidiaries be required to assign or amend any Mixed Contract in its entirety or to assign a portion of any Mixed Contract that is not assignable or cannot be amended by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled). If any Mixed Contract cannot be so partially assigned, or cannot be amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Mixed Contract and such Mixed Contract is not replaced or otherwise addressed with suitable arrangements, Baxter and Baxalta shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause (at Baxalta’s cost and expense): (A) the Assets associated with that portion of each Mixed Contract that relates to the Baxalta Business to be enjoyed by Baxalta or a Baxalta Subsidiary; (B) the Liabilities associated with that portion of each Mixed Contract that relates to the Baxalta Business to be borne by Baxalta or a Baxalta Subsidiary; (C) the Assets associated with that portion of each Mixed Contract that relates to the Baxter Business to be enjoyed by Baxter or a Baxter Subsidiary; and (D) the Liabilities associated with that portion of each Mixed Contract that relates to the Baxter Business to be borne by Baxter or a Baxter Subsidiary.

(b) Mixed Accounts. Except as may otherwise be agreed by the Parties and except as otherwise contemplated by any International Transition Period Agreement, the Parties shall not seek to assign any Mixed Account. Except as may otherwise be agreed by the Parties and except as otherwise contemplated by any International Transition Period Agreement, Baxter and Baxalta shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause (i) the Assets associated with that portion of each Mixed Account that relate to the Baxter Business to be enjoyed by Baxter or a Baxter Subsidiary; (ii) the Liabilities associated with that portion of each Mixed Account that relate to the Baxter Business to be borne by Baxter or a Baxter Subsidiary; (iii) the Assets associated with that portion of each Mixed Account that relate to the Baxalta Business to be enjoyed by Baxalta or a Baxalta Subsidiary; and (iv) the Liabilities associated with that portion of each Mixed Account that relate to the Baxalta Business to be borne by Baxalta or a Baxalta Subsidiary.

(c) No Payments. Except for payments required in accordance with the performance of the applicable Mixed Contract, nothing in this Section 2.12 shall require either Party or any of its Subsidiaries to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by the other Party or any of the other Party’s Subsidiaries), incur any obligation or grant any concession for the benefit of the other Party or any of the other Party’s Subsidiaries, in each case, in order to effect any transaction (other than the pass-through of rewards and burdens of the applicable portions of the Mixed Contracts or Mixed Accounts in accordance with this Section 2.12).

Section 2.13 Further Assurances.

(a) Additional Actions. Except as set forth in Section 3.04 and Article VIII, in addition to the actions specifically provided for elsewhere in this Agreement, each Party shall, and shall cause each of its respective Subsidiaries to, use commercially reasonable efforts, prior to and after the Effective Time to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary or advisable under applicable Laws and agreements to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable (including, for the avoidance of doubt, the transfer of any Assets or Liabilities that are allocated to a Party hereunder and that have not yet been transferred); provided, however, that neither Baxter nor Baxalta (nor any of their respective Subsidiaries) shall be obligated under this Section 2.13(a) to pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees paid to a Governmental Authority.

(b) Cooperation. Without limiting the foregoing and except to the extent otherwise contemplated in connection with a Deferred Baxalta Local Business under Section 2.03, prior to and after the Effective Time, each Party shall, and shall cause each of its Subsidiaries to, cooperate with the other Party without any further consideration to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all Conveyance and Assumption Instruments and to make all filings with, and to obtain all Consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Baxalta Assets and the Baxter Assets and the assignment and assumption of the Baxalta Liabilities and the Baxter Liabilities as contemplated by this Agreement and the other transactions contemplated hereby and thereby; provided, however, that neither Baxter nor Baxalta (nor any of their respective Subsidiaries) shall be obligated under this Section 2.13(b) to pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees paid to a Governmental Authority.

(c) Misallocations. Except to the extent otherwise contemplated in connection with a Deferred Baxalta Local Business under Section 2.03, a Delayed Baxalta Asset or Delayed Baxalta Liability under Section 2.04 or a Delayed Baxter Asset or Delayed Baxter Liability under Section 2.05, in the event that, at any time or from time to time (whether prior to, at or after the Effective Time), one Party or any of its Subsidiaries shall receive or otherwise possess any Asset that is allocated to the other Party or any Subsidiary of such other Party pursuant to this Agreement or any Ancillary Agreement, the first Party shall promptly transfer, or cause its Subsidiary to transfer, such Asset to the Party so entitled thereto or such Party’s Subsidiary or designee and such Party or such Party’s Subsidiary or designee shall accept such Asset; provided that, the terms of this Section 2.13(c) are not intended to limit or otherwise modify in any way the Parties’ rights and obligations under this Agreement or the Tax Matters Agreement. Except to the extent otherwise contemplated in connection with a Deferred Baxalta Local Business under Section 2.03, a Delayed Baxalta Asset or Delayed Baxalta Liability under Section 2.04 or a Delayed Baxter Asset or Delayed Baxter Liability under Section 2.05, in the event that, at any time or from time to time (whether prior to, at or after the Effective Time), one Party or any of its Subsidiaries shall receive or otherwise assume any Liability that is allocated to the other Party or any Subsidiary of such other Party pursuant to this Agreement or any Ancillary Agreement, the first Party shall promptly transfer, or cause its Subsidiary to transfer, such Liability to the Party so entitled thereto or such Party’s Subsidiary or designee, and such Party or such Party’s Subsidiary or designee shall accept, assume and agree faithfully to perform such Liability; provided that, the terms of this Section 2.13(c) are not intended to limit or otherwise modify in any way the Parties’ rights and obligations under this Agreement or the Tax Matters Agreement.

Section 2.14 Transition Committee. Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of an equal number of members designated by Baxter and Baxalta at all times, with each Party having the right to replace the Transition Committee members delegated by it from time to time and taking such efforts as are necessary from time to time to cause the Transition Committee to consist of an equal number of representatives of Baxter and Baxalta (in a total number determined from time to time by the Parties). The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of an equal number of members representing each Party, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; and (c) to combine, modify the scope of responsibility of, and disband any such subcommittees, and to modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.14, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only with majority approval, and any such approval must include the approval of at least one member of the Transition Committee designated by Baxter and at least one member of the Transition Committee designated by Baxalta. The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

ARTICLE III

THE DISTRIBUTION

Section 3.01 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. Baxter shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Securities Law Matters. Baxalta shall file any amendments or supplements to the Registration Statement as may be necessary or advisable in order to cause the Registration Statement to become and remain effective as required by the Commission or federal, state or other applicable securities Laws. Baxter and Baxalta shall cooperate in preparing, filing with the Commission and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Baxter and Baxalta shall take all such action as may be necessary or advisable under the securities or blue sky Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Mailing of Information Statement or Notice of Internet Availability of Information Statement. Baxter shall, as soon as is reasonably practicable after the Registration Statement is declared effective under the Exchange Act and the board of directors of Baxter has approved the Distribution, cause the Information Statement or a notice of Internet availability of the Information Statement to be mailed to the Record Holders.

(d) The Distribution Agent. Baxter shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(e) Stock-Based Employee Benefit Plans. At or prior to the Effective Time, Baxter and Baxalta shall take all actions as may be necessary to approve the stock-based employee benefit plans of Baxalta in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(f) Satisfying Conditions to Distribution. Baxter and Baxalta shall cooperate to cause the conditions to the Distribution set forth in this Article III to be satisfied and to effect the Distribution at the Effective Time.

Section 3.02 The Distribution. Subject to the terms and conditions contained herein:

(a) Delivery of Baxalta Common Stock. On or prior to the Distribution Date, Baxter shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of Baxalta Common Stock as is necessary to effect the Distribution.

(b) Effective Time of Distribution. The Distribution shall be effective at the Effective Time.

(c) Distribution of Shares and Cash. Baxter shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder the following:

(i) one share of Baxalta Common Stock for each Baxter Common Share held by such Record Holder as of the Record Date (the number of shares of Baxalta Common Stock received for each Baxter Common Share held by such Record Holder as of the Record Date, the “Distribution Ratio”); and

(ii) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 3.03.

(d) Transfer Authorizations. Baxalta agrees to provide all book-entry transfer authorizations for shares of Baxalta Common Stock that Baxter or the Agent shall require (after giving effect to Section 3.03) in order to effect the Distribution.

Section 3.03 Fractional Shares; Unclaimed Shares.

(a) No Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares of Baxalta Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of Baxalta. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.03, would be entitled to receive a fractional share interest of Baxalta Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. Baxter shall instruct the Agent to determine the number of whole shares and fractional shares of Baxalta Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Record Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions. The sales of fractional shares shall occur as soon after the Effective Time as practicable as determined by the Agent. None of Baxter, Baxalta or the Agent shall guarantee any minimum sale price for such fractional shares. Neither Baxter nor Baxalta shall pay any interest on the proceeds from the sale of fractional shares. The Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Baxter or Baxalta.

(b) Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to this Section 3.03, the beneficial owner of Baxter Common Shares held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.

(c) Unclaimed Stock or Cash. Any Baxalta Common Stock or cash in lieu of fractional shares with respect to Baxalta Common Stock that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Baxalta, Baxalta shall hold such Baxalta Common Stock for the account of such Record Holder and the Parties agree that all obligations to provide such Baxalta Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Baxalta, subject in each case to applicable escheat or other abandoned property Laws, and Baxter shall have no Liability with respect thereto.

Section 3.04 Sole Discretion of Baxter. Notwithstanding anything to the contrary set forth in this Agreement or in any Ancillary Agreement, until the Effective Time, Baxter shall have the sole discretion to determine whether to proceed with the Distribution and any and all terms of the Distribution, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Baxter may, in its sole discretion, determine the Distribution Date and may, at any time and from time to time until the Effective Time, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of the Distribution.

Section 3.05 Conditions to the Distribution.

(a) The Conditions. In addition to Baxter’s rights under Section 3.04, the Distribution shall not occur unless each of the following conditions shall have been satisfied (or waived by Baxter, in whole or in part, in its sole discretion):

(i) the transfer of the Baxalta Assets (other than any Delayed Baxalta Asset and any Baxalta Assets deferred as part of a Deferred Baxalta Local Business) and Baxalta Liabilities (other than any Delayed Baxalta Liability and any Baxalta Liabilities deferred as part of a Deferred Baxalta Local Business) contemplated to be transferred from Baxter to Baxalta on or prior to the Distribution Date shall have occurred as contemplated by Section 2.02;

(ii) the Registration Statement shall have been declared effective by the Commission; no stop-order shall be in effect with respect thereto; no Proceeding for that purpose shall have been instituted or threatened by the Commission; and the Information Statement or notice of Internet availability of the Information Statement shall have been mailed to the Record Holders;

(iii) Baxter shall have received the proceeds from the Baxalta Cash Distribution and shall be satisfied in its sole discretion that, as of the Effective Time, it shall have no further Liability whatsoever under the Baxalta Credit Facility or the Financing Arrangements (including in connection with any guarantees provided by Baxter or a Baxter Subsidiary thereunder);

(iv) the actions and filings with regard to securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) described in Section 3.01 shall have been taken and, where applicable, shall have become effective or been accepted;

(v) the Baxalta Common Stock to be distributed in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of issuance;

(vi) no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Distribution or any of the other transactions related thereto, including the Separation, contemplated by this Agreement or any Ancillary Agreement shall be in effect;

(vii) Baxter shall have received an opinion from its outside tax counsel or other Third Party advisor that is in substance and form satisfactory to Baxter in its sole discretion;

(viii) Baxter shall have received a private letter ruling from the U.S. Internal Revenue Service regarding certain U.S. federal income tax consequences of the Separation, the Distribution and certain related transactions with respect to certain significant issues arising under Sections 332, 355, 361 or 368, or related provisions of the Code, and such ruling shall remain valid;

(ix) no events or developments shall have occurred or exist that, in the judgment of the board of directors of Baxter, in its sole discretion, makes it inadvisable to effect the Separation, the Distribution or the other transactions contemplated by this Agreement or any Ancillary Agreement;

(x) the Parties shall have executed and delivered or, where applicable, shall have caused their respective Subsidiaries to execute and deliver, the Ancillary Agreements that are contemplated by this Agreement to be executed and delivered on or prior to the Effective Time; and

(xi) an independent appraisal firm acceptable to Baxter shall have delivered one or more opinions to the board of directors of Baxter confirming the solvency and financial viability of Baxter and Baxalta after consummation of the Distribution, and such opinions shall be acceptable to Baxter in form and substance in Baxter’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(b) Conditions for Benefit of Baxter. The foregoing conditions are for the sole benefit of Baxter and not for the benefit of any other Person and shall not give rise to nor create any duty on the part of Baxter or Baxter’s board of directors to waive or not waive any such condition or in any way limit Baxter’s right to terminate this Agreement as set forth in Article VIII or alter the consequences of any such termination from those specified in such Article VIII. Any determination made by Baxter prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.05 shall be conclusive and binding on the Parties hereto.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01 Releases.

(a) Baxalta Release of Baxter. Except as provided in Section 4.01(c) and in the provisos to this Section 4.01(a), effective as of the Effective Time, Baxalta does hereby, for itself, each of the Baxalta Subsidiaries, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of Baxalta or any of the Baxalta Subsidiaries (in each case, in their respective capacities as such), remise, release and forever discharge: (1) Baxter, each Baxter Subsidiary, and their respective successors and assigns; (2) all Persons who at any time are or have been shareholders, directors, officers, agents or employees of Baxter or a Baxter Subsidiary (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns; and (3) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of Baxalta or a Baxalta Subsidiary or designated to be employees of Baxalta or a Baxalta Subsidiary upon the transfer to Baxalta of the applicable Deferred Baxalta Local Business, in each such case from:

(i) all Baxalta Liabilities; and

(ii) all Liabilities existing or arising: (A) in connection with the implementation of the Separation and the Distribution; or (B) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Baxalta Business, the Baxalta Assets or the Baxalta Liabilities;

provided, however, that nothing in this Section 4.01(a) shall release the Persons released in this Section 4.01(a) from: (x) any Liability (or right or obligation in respect thereof) expressly allocated to Baxter or a Baxter Subsidiary in this Agreement (including the indemnification obligations in Section 4.03 and the contribution obligations in Section 4.07), any Ancillary Agreement or any other agreement, arrangement, commitment or understanding to the extent expressly preserved by the express terms of this Agreement; (y) any intercompany receivables or payables that are not settled, capitalized, cancelled, assigned or assumed by Baxalta or one or more Baxalta Subsidiaries prior to the Effective Time; or (z) any Liability the release of which would result in the release of any Person other than the Persons released in this Section 4.01(a), and, provided, further, that nothing in this Section 4.01(a) shall relieve any Person released in this Section 4.01(a) who, after the Effective Time, is a director, officer or employee of Baxalta or a Baxalta Subsidiary and is no longer a director, officer or employee of Baxter or a Baxter Subsidiary from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of Baxalta or any of the Baxalta Subsidiaries after the Effective Time.

(b) Baxter Release of Baxalta. Except as provided in Section 4.01(c) and in the proviso to this Section 4.01(b), effective as of the Effective Time, Baxter does hereby, for itself, each of the Baxter Subsidiaries, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of Baxter or any of the Baxter Subsidiaries (in each case, in their respective capacities as such), remise, release and forever discharge Baxalta, each Baxalta Subsidiary and their respective successors and assigns from:

(i) all Baxter Liabilities; and

(ii) all Liabilities existing or arising: (A) in connection with the implementation of the Separation and the Distribution; or (B) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Baxter Business, the Baxter Assets or the Baxter Liabilities;

provided, however, that nothing in this Section 4.01(b) shall release the Persons released in this Section 4.01(b) from: (x) any Liability (or right or obligation in respect thereof) expressly allocated to Baxalta or a Baxalta Subsidiary in this Agreement (including the indemnification obligations in Section 4.02 and the contribution obligations in Section 4.07), any Ancillary Agreement or any other agreement, arrangement, commitment or understanding to the extent expressly preserved by the express terms of this Agreement; (y) any intercompany receivables or payables that are not settled, capitalized, cancelled, assigned or assumed by Baxalta or one or more Baxalta Subsidiaries prior to the Effective Time; or (z) any Liability the release of which would result in the release of any Person other than the Persons released in this Section 4.01(b).

(c) Baxter Obligations Not Affected. Nothing contained in this Article IV shall release Baxter or a Baxter Subsidiary from honoring its obligations existing immediately prior to the Effective Time to (i) indemnify any director, officer or employee of Baxalta or a Baxalta Subsidiary who was a director, officer or employee of Baxter or a Baxter Subsidiary on or prior to the Effective Time, to the extent such director, officer or employee was entitled in such capacity to such indemnification pursuant to obligations existing immediately prior to the Effective Time; provided that if a director of Baxalta receives indemnification payments from Baxter or Baxalta, as the case may be, with respect to a particular Liability for which such director is entitled to indemnification, such director shall not be entitled to receive indemnification payments from the other Party with respect to the same Liability to the extent of the indemnification payments previously received by such director from Baxter or Baxalta, as the case may be; provided, further, that (A) to the extent the events underlying an indemnification claim would give rise to a Baxter Liability, then Baxter shall have primary responsibility for the administration of the indemnification claim and (B) to the extent that the events underlying an indemnification claim would give rise to a Baxalta Liability, then Baxalta shall have primary responsibility for the administration of the indemnification claim; or (ii) provide any employment, post-employment or retirement benefits to any director, officer or employee of Baxalta or a Baxalta Subsidiary who was a director, officer or employee of Baxter or a Baxter Subsidiary on or prior to the Effective Time, to the extent such director, officer or employee was entitled to such benefits pursuant to obligations existing immediately prior to the Effective Time, except as otherwise provided in, and subject to the terms and conditions (including with respect to the adjustment, conversion or assignment of any agreements or awards) in, the Employee Matters Agreement.

(d) No Baxalta Claims. Without limiting the rights of either Party under Section 4.04, 4.05 or 4.06, Baxalta shall not make, and shall not permit a Baxalta Subsidiary to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or indemnification, against Baxter or a Baxter Subsidiary or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a).

(e) No Baxter Claims. Without limiting the rights of either Party under Section 4.04, 4.05 or 4.06, Baxter shall not make, and shall not permit a Baxter Subsidiary to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or indemnification, against Baxalta or a Baxalta Subsidiary or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

(f) Subsidiary Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause its Subsidiaries to execute and deliver releases reflecting the provisions of this Section 4.01.

Section 4.02 Indemnification by Baxalta. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Baxalta and each of the Baxalta Subsidiaries (each, a “Baxalta Indemnifying Party”) shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the Baxter Indemnitees from and against all Baxalta Indemnity Obligations; provided, however, that the indemnity in this Section 4.02 for Baxalta Liabilities shall not extend to a past, present or future director, officer, employee or agent of Baxalta or a Baxalta Subsidiary to the extent (a) such Person would not be eligible for indemnification under the terms of Baxter’s certificate of incorporation or bylaws in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter or (b) the directors’ and officers’ insurance policy of Baxter would not cover such Person in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter.

Section 4.03 Indemnification by Baxter. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Baxter and each of the Baxter Subsidiaries (each, a “Baxter Indemnifying Party”) shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the Baxalta Indemnitees from and against all Baxter Indemnity Obligations; provided, however, that the indemnity in this Section 4.03 for Baxter Liabilities shall not extend to a past, present or future director, officer, employee or agent of Baxter or a Baxter Subsidiary to the extent (a) such Person would not be eligible for indemnification under the terms of Baxalta’s certificate of incorporation or bylaws in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter or (b) the directors’ and officers’ insurance policy of Baxalta would not cover such Person in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter.

Section 4.04 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Insurance Proceeds and Other Amounts. The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement: (i) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability; (ii) shall not be increased to take into account any Tax costs incurred by the Indemnitee arising from any Indemnity Payments received from the Indemnifying Party (as defined below); and (iii) shall not be reduced to take into account any Tax benefit received by the Indemnitee arising from the incurrence or payment of any Indemnity Payment; provided that, in the event of any conflict between Sections 4.04(a)(ii) and 4.04(a)(iii), on the one hand, and any term or provision of the Tax Matters Agreement, on the other hand, the Tax Matters Agreement shall control. Accordingly, the amount which any Person against whom a claim is made for indemnification in accordance with this Agreement (an “Indemnifying Party”) is required to pay to any Indemnitee shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment (or such other amounts) received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 4.05 Procedures for Indemnification of Third Party Claims.

(a) Notice of Claims. If an Indemnitee receives notice of the assertion or commencement by a Third Party of any Proceeding against the Indemnitee with respect to which the Indemnitee believes that Baxalta (in the case of a Baxter Indemnitee) or Baxter (in the case of a Baxalta Indemnitee) is obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement (collectively, a “Third Party Claim”), such Indemnitee shall (if such notice is received following the date of this Agreement) give such Indemnifying Party Notice thereof within ten (10) days (or sooner if the nature of the Third Party Claim so requires) after becoming aware of such Third Party Claim. The Notice must describe the Third Party Claim in reasonable detail or, in the alternative, include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee to give the Notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give the Notice in accordance with this Section 4.05(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim (or, to the extent possible, only that portion of the Third Party Claim for which indemnification is sought). Within thirty (30) days after the receipt of a Notice from an Indemnitee in accordance with Section 4.05(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall provide a Notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 4.05(a), then the Indemnitee that is the subject of such Third Party Claim shall be entitled to continue to conduct and control the defense of such Third Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 4.05(a), and the Indemnitee conducts and controls the defense of such Third Party Claim, then the Indemnifying Party shall be liable for all fees and expenses incurred by the Indemnitee in good faith in connection with the defense of such Third Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third Party Claim, or an Indemnifying Party that has failed to elect to defend any Third Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.05(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, subject to Sections 6.06 and 6.07, each non-controlling Person shall cooperate with the Person entitled to conduct and control the defense of such Third Party Claim in such defense and make available to the controlling Person, at the non-controlling Person’s expense, all witnesses, information and materials in such Person’s possession or under such Person’s control relating thereto as are reasonably required by the controlling Person. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Except with respect to the Indemnitee if the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Party (or any Subsidiary thereof) may settle or compromise any Third Party Claim for which any Indemnitee is seeking to be indemnified hereunder without the prior written consent of the other non-Affiliate Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by any non-Affiliate Party and provides for a full, unconditional and irrevocable release of each other non-Affiliate Party from all Liability in connection with the Third Party Claim. The Parties hereby agree that if an Indemnitee presents the other non-Affiliate Party with a Notice containing a proposal to settle or compromise a Third Party Claim for which any Indemnitee is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party or other Indemnitee presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f) Allocation of Proceeding Liabilities. The Parties acknowledge that Liabilities for Proceedings (regardless of the parties to the applicable Proceeding) may be partly Baxter Liabilities and partly Baxalta Liabilities. If the Parties cannot agree on an allocation of any such Liabilities for Proceedings (or such matters or types of matters have not been allocated or addressed either in the definition of Baxalta Liabilities, in Schedule 1.01(k), or otherwise as set forth in this Agreement or any Ancillary Agreement), they shall resolve the matter pursuant to the procedures set forth in Article VII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in a Proceeding in which a Third Party Claim is being resolved.

Section 4.06 Additional Matters.

(a) Timing of Payments. Indemnity Payments or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within sixty (60) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such Indemnity Payments or contribution payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) Notice of Direct Claims. An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given, or will likely give rise to, a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third Party Claim which shall be governed by Section 4.05(a)), within thirty (30) days of such determination, stating the amount being sought, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except (in the case of a matter that the

Indemnifying Party has determined has given a right of indemnification) to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. The Indemnifying Party will have a period of thirty (30) days after receipt of a notice under this Section 4.05(b) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VII.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(e) Limitations on Subrogration Rights and Pursuit of Claims. Notwithstanding Sections 4.06(c) and 4.06(d), without the prior written consent of the Indemnitee (which shall not be unreasonably withheld), no Indemnifying Party shall have the right to pursue claims not directly available to it, or otherwise cause any Indemnitee to pursue any such claims, against Third Parties (other than insurance providers) with whom any Indemnitee (or Affiliate thereof) has a material commercial relationship, if such Indemnitee (or Affiliate thereof) determines in good faith that the pursuit of such claim would reasonably be expected to materially disrupt or diminish the commercial relationship with such Third Party.

Section 4.07 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.02 or 4.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Subsidiaries, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.07: (i) any fault associated with the business conducted with the Deferred Baxalta Local Businesses, Delayed Baxalta Assets or Delayed Baxalta Liabilities (except for the intentional misconduct of Baxter or a Baxter Subsidiary) or with the ownership, operation or activities of the Baxalta Business prior to the Effective Time shall be deemed to be the fault of Baxalta and the Baxalta Subsidiaries, and no such fault shall be deemed to be the fault of Baxter or a Baxter Subsidiary; (ii) any fault associated with the business conducted with Delayed Baxter Assets or Delayed Baxter Liabilities (except for the intentional misconduct of Baxalta or a Baxalta Subsidiary) or with the ownership, operation or activities of the Baxter Business prior to the Effective Time shall be deemed to be the fault of Baxter and the Baxter Subsidiaries, and no such fault shall be deemed to be the fault of Baxalta or a Baxalta Subsidiary.

(c) Contribution Procedures. The provisions of Sections 4.04 through 4.10 and Sections 5.04 through 5.07 shall govern any contribution claims.

Section 4.08 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, its Subsidiaries or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, neutral mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Baxalta Liabilities by Baxalta and the Baxalta Subsidiaries on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Baxter Liabilities by Baxter and the Baxter Subsidiaries on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article IV are void or unenforceable for any reason.

Section 4.09 Remedies Cumulative. The remedies provided in this Article IV shall be the sole monetary remedies available in respect of this Agreement.

Section 4.10 Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any of its respective Subsidiaries of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of the assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its respective Subsidiaries.

ARTICLE V

CERTAIN OTHER MATTERS

Section 5.01 No Right to Use Regulatory Information. Except as otherwise set forth on Schedule 5.01: (a) none of Baxter or any of the Baxter Subsidiaries shall have a right of reference to or otherwise be entitled to use the regulatory filings or other regulatory information to the extent exclusively related to any Baxalta Products; and (b) none of Baxalta or any of the Baxalta Subsidiaries shall have a right of reference to or otherwise be entitled to use the regulatory filings or other regulatory information owned or controlled by Baxter or any of the Baxter Subsidiaries for any products in the Baxter Business.

Section 5.02 Directors and Officers Insurance; Fiduciary Liability Insurance.

(a) Prior to the Effective Time, Baxter shall obtain and fully pay for a directors and officers liability run-off insurance policy, for claims made after the Effective Time covering wrongful acts that have occurred prior to the Effective Time and arising out of or relating to Baxalta and the Baxalta Subsidiaries and the Baxalta Business (as the Baxalta Business exists as of immediately after the Effective Time), with a policy period of at least six (6) years from and after the Effective Time, covering (i) any Persons who, as of or at any time prior to the Effective Time, are or have been directors or officers of Baxter or the Baxter Subsidiaries; (ii) any Persons who, as of or at any time prior to the Effective Time, are or have been directors or officers of Baxalta or the Baxalta Subsidiaries; and (iii) Baxter and the Baxter Subsidiaries and Baxalta and the Baxalta Subsidiaries and the Baxalta Business (as the Baxalta Business exists as of immediately after the Effective Time). Such directors and officers liability run-off insurance policy shall be consistent in all material respects with the directors and officers liability insurance policy maintained by Baxter as of the Effective Time (except for the policy period and provisions excluding coverage for wrongful acts occurring after the Effective Time).

(b) Prior to the Effective Time, Baxter shall obtain and fully pay for a fiduciary liability run-off insurance policy, for claims made after the Effective Time covering wrongful acts that have occurred prior to the Effective Time and arising out of or relating to Baxalta and the Baxalta Subsidiaries and the Baxalta Business (as the Baxalta Business exists as of immediately after the Effective Time), with a policy period of at least six (6) years from and after the Effective Time, covering (i) any Persons who, as of or at any time prior to the Effective Time, are or have been fiduciaries of Baxter or the Baxter Subsidiaries; (ii) any Persons who, as of or at any time prior to the Effective Time, are or have been fiduciaries of Baxalta or the Baxalta Subsidiaries or the Baxalta Business (as the Baxalta Business exists as of immediately after the Effective Time); and (iii) Baxter and the Baxter Subsidiaries and Baxalta and the Baxalta Subsidiaries and the Baxalta Business (as the Baxalta Business exists as of immediately after the Effective Time). Such fiduciary liability run-off insurance policy shall be consistent in all material respects with the fiduciary liability insurance policy maintained by Baxter as of the Effective Time (except for the policy period and provisions excluding coverage for wrongful acts occurring after the Effective Time).

Section 5.03 Insurance Matters.

(a) Baxalta acknowledges and agrees, on its own behalf and on behalf of each of the Baxalta Subsidiaries, that, from and after the Effective Time, neither Baxalta nor any of the Baxalta Subsidiaries shall have any rights to or under any of Baxter’s or the Baxter Subsidiaries’ insurance policies, except as expressly provided in this Agreement or any Ancillary Agreement.

(b) Notwithstanding Section 5.03(a), from and after the Effective Time, with respect to any Liability incurred by Baxalta or any of the Baxalta Subsidiaries prior to the Effective Time (or, with respect to any Deferred Baxalta Local Business, prior to the Local Closing Date), to the extent reasonably possible, Baxter will, or will cause the applicable insurance companies or a Baxter Subsidiary that is insured thereunder to (i) continue to provide Baxalta and the Baxalta Subsidiaries with access to and coverage under the applicable insurance policies, and (ii) reasonably cooperate with Baxalta and take commercially reasonable actions as may be necessary or advisable to assist Baxalta in submitting such claims under the applicable insurance policies; provided, that Baxalta shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing relating to such claims and neither Baxter nor the insurance company or any Baxter Subsidiary shall be required to maintain such insurance policies. For the avoidance of doubt, if an occurrence date is after the Effective Time (or, with respect to any Deferred Baxalta Local Business, after the Local Closing Date), then no payment for any damages, costs of defense, or other sums with respect to such claim shall be available to Baxalta under such insurance policies. Neither Baxalta nor any Baxalta Subsidiary, in connection with making a claim under any insurance policy of Baxter or any Baxter Subsidiary pursuant to this Section 5.03(b), shall take any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between Baxter or any Baxter Subsidiary, on the one hand, and the applicable insurance company, on the other hand; (B) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by Baxter or any Baxter Subsidiary under the applicable insurance policy; or (C) otherwise compromise, jeopardize or interfere with the rights of Baxter or any Baxter Subsidiary under the applicable insurance policy.

At all times, the Parties shall, and shall cause their respective Subsidiaries to, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.

(c) At the Effective Time, Baxalta shall have in effect all insurance programs required to comply with Baxalta’s statutory and contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to the Baxalta Business. Such insurance programs include general liability, commercial auto liability, workers’ compensation, employers liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, aircraft hull and liability, directors’ and officers’ liability, fiduciary liability and special accident.

(d) Baxalta agrees, on its own behalf and on behalf of the Baxalta Subsidiaries, that, from the Effective Time until the sixth (6th) anniversary of the Effective Time, Baxter and the Baxter Subsidiaries shall be named as additional insureds or loss payee, whichever is appropriate, under Baxalta’s or the Baxalta Subsidiaries’ insurance policies in respect of any Baxter Liabilities arising out of the Baxalta Business or any wrongful acts or omissions prior to the Effective Time to the extent the applicable insurance carrier permits it. Baxalta shall indemnify, hold harmless and reimburse Baxter and the Baxter Subsidiaries for any and all costs incurred by Baxter or the Baxter Subsidiaries to the extent resulting from any of Baxalta’s or the Baxalta Subsidiaries’ insurance policies in which Baxter or any of the Baxter Subsidiaries are named as additional insureds, including any deductibles, self-insured retentions or uninsured losses.

(e) Neither Baxter nor any of the Baxter Subsidiaries shall have any obligation to secure extended reporting for any claims under any of Baxter’s or the Baxter Subsidiaries’ claims-made or occurrence-reported liability policies for any acts or omissions by Baxalta or any Baxalta Subsidiary incurred prior to the Effective Time.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of either Baxter or any Baxter Subsidiary in respect of any of the Baxter insurance policies and programs or any other contract or policy of insurance.

Section 5.04 Late Payments. Except as provided in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within sixty (60) days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to 3% per annum, or the maximum legal rate, whichever is lower.

Section 5.05 Treatment of Payments for Tax Purposes. For all Tax purposes, the Parties agree to treat (a) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Baxter to Baxalta or a distribution by Baxalta to Baxter, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 5.06 Inducement. Baxalta acknowledges and agrees that Baxter’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by Baxalta’s covenants and agreements in this Agreement and the Ancillary Agreements, including Baxalta’s assumption of the Baxalta Liabilities pursuant to the Separation and the provisions of this Agreement and Baxalta’s covenants and agreements contained in Article IV.

Section 5.07 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided herein or in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV, including Sections 4.02 and 4.03) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Section 5.08 Licensed Patents. The Parties have determined that certain Patents will need to be used by both Parties after the Separation and therefore wish to establish license terms with respect to such Patents.

(a) Grant of Rights to Licensee. Subject to the terms of the applicable section of Schedule 5.08(a) (the “Licensed Patent Schedule”), Licensor shall, and shall cause its controlled group Affiliates to (in each case to the extent each such Affiliate has granting rights), grant to Licensee and its controlled group Affiliates a non-exclusive, perpetual, irrevocable, fully paid and royalty free right and license to make, have made, use, sell, have sold, offer for sale, or import under the Licensed Patents set forth on the applicable section of Schedule 5.08(a) in the Territory in the Field-of-Use.

(b) Sublicense Rights. Subject to the terms of the Licensed Patent Schedule, Licensee or its Affiliates may grant sublicenses under the licenses in Section 5.08(a) solely to (i) Third Parties conducting research and development for Licensee or its Affiliates, or (ii) bona fide Third Party collaborators, co-marketers, distributors, contract manufacturers or other commercial partners of Licensee or its Affiliates, in each case, only to the extent such sublicense is: (x) pursuant to a written agreement with Licensee or its Affiliates; and (y) reasonably necessary for and limited to the purpose of the research, development, collaboration, co-marketing, distribution, manufacturing or other similar arrangement with Licensee or its Affiliates in the applicable Field-of-Use (i.e., excluding Third Parties who have no significant relationship with Licensee or its Affiliates other than the sublicense arrangement). Licensee shall provide Notice to Licensor of each sublicense granted hereunder, and shall provide Licensor with the name and address of each sublicensee and a description of the rights granted and the territory covered by each sublicensee; provided such notice requirement does not apply to research agreements, clinical study agreements, investigator initiated studies, service agreements, manufacturing agreements, distribution agreements, promotion agreements and the like that may contain a limited express or implied sublicense to perform the research, study, services or other activities that are the subject of said agreement.

(c) Sale of Business. To the extent Licensee sells, divests or otherwise transfers to a Third Party an entire product line, Affiliate, division or other business unit (“Sold Business”) in a transaction that does not constitute a Change of Control of Licensee, and: (i) the activities of the Sold Business, but for the license granted under this Section 5.08, would infringe a claim of a Licensed Patent at the time of the sale or other transfer; and (ii) Licensee maintains a business that, but for the license granted under this Section 5.08, would infringe such Licensed Patent at the time of such sale, divestiture or other transfer, then Licensor shall grant to Licensee the right to grant to the Third Party acquiring such Sold Business a non-exclusive sublicense to said Licensed Patent, subject to the terms and conditions of this Section 5.08 and the applicable Licensed Patent Schedule, and only to the extent the activities of the Sold Business would be infringing such Licensed Patent, but for the foregoing license, at the time of such sale, divestiture or other transfer. Upon any such sale, divesture or other transfer involving a sublicense grant as contemplated by this Section 5.08(c), Licensee shall provide a Notice to Licensor setting forth the name and address of each such Third Party. In the event Licensee sells, divests or otherwise transfers substantially all of the business related to such Licensed Patent, or engages in a Change of Control, then the rights of the Third Party acquiring such Sold Business shall be determined in accordance with Section 9.03.

(d) Obligations with Respect to Affiliates. To the extent that any Affiliate of Licensee exercises any rights or obligations of Licensee under this Section 5.08, Licensee shall ensure that such Affiliate exercises such rights and obligations in a manner consistent with, and subject to the applicable provisions of, this Section 5.08.

(e) Rights in Bankruptcy. All Licensed Patents and licenses granted under or pursuant to this Section 5.08 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each of them as a Licensee of such rights under this Section 5.08, as applicable, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it: (i) upon the subject Party’s receipt of a Notice from the non-subject Party requesting such information, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Section 5.08; or (ii) if not delivered under clause (i) above, following the rejection of this Section 5.08 by or on behalf of the subject Party upon receipt of a Notice from the non-subject Party requesting such information.

(f) Prosecution, Maintenance and Enforcement of Patent Rights. Unless otherwise set forth in the Licensed Patent Schedule and subject to the remainder of this Section 5.08(f), Licensor shall have the sole right, but not the obligation, to prepare, file, prosecute, maintain, enforce and defend the Licensed Patents at Licensor’s sole cost and expense. Notwithstanding any other provision of this Agreement, neither Licensor nor any of its controlled group Affiliates shall abandon the prosecution of any patent application or the maintenance of any Licensed Patent without providing at least ninety (90) days’ prior notice to Licensee. Upon receiving such notice, Licensee (or its designee(s)) may, at Licensee’s (or its designee’s)) sole option, take over the prosecution of any such patent application or maintenance of any such patent. If Licensee (or its designee(s)) files a patent application or takes over the prosecution of any patent application or maintenance of any patent, pursuant to this Section 5.08(f), then Licensor shall, or shall cause its applicable Affiliate to, promptly assign all right, title and interest in and to such patent or application to Licensee (or its designee(s)), and Licensee (or its designee(s)) shall have the sole authority over the prosecution, maintenance, enforcement and defense of such patent application or patent. Licensor shall, and shall cause its controlled group Affiliates to, provide Licensee (or its designee(s)) with all reasonable cooperation and assistance in obtaining such Licensed Patents, including by providing Licensee (or its designee(s)) with copies of all documents, official papers and correspondence related to the prosecution of such Licensed Patents (regardless of whether privileged, confidential or work-product) and reasonable access to Licensor’s and its Affiliates’ personnel with knowledge of such Licensed Patents. Licensor shall, and shall cause its controlled group Affiliates to, sign and deliver, cause to be signed and delivered, at Licensee’s (or its designee(s)) sole cost and expense, all legal documents necessary in connection with such filing, prosecution and maintenance.

(g) Inventor Remuneration. If, in respect of an invention underlying any Patent or Other Intellectual Property, any payment is payable from or after the Effective Time by or to Baxter or any Baxter Subsidiary, on the one hand, or Baxalta or any Baxalta Subsidiary, on the other hand, to any current or former employee who is, under the Law of any jurisdiction, entitled to such payment as a remuneration of such employee’s contribution to the invention (an “Employee Inventor Remuneration Entitlement”), the following shall apply:

(i) If and to the extent that the actions or events that give rise to an Employee Inventor Remuneration Entitlement relate to the Baxalta Intellectual Property, Baxalta shall indemnify and hold harmless Baxter and the Baxter Subsidiaries from and against the Employee Inventor Remuneration Entitlements resulting from such actions or events. If and to the extent that the actions or events that give rise to an Employee Inventor Remuneration Entitlement are related to any other intellectual property that is or was the property of Baxter or any of its Subsidiaries (but excluding the Baxalta Intellectual Property), Baxter shall indemnify and hold harmless Baxalta and the Baxalta Subsidiaries from and against the Employee Inventor Remuneration Entitlements resulting from such actions and events. If and to the extent that the actions or events that give rise to an Employee Inventor Remuneration Entitlement are related both to Baxalta Intellectual Property and to any other intellectual property that is or was the property of Baxter or any of its Subsidiaries (but excluding the Baxalta Intellectual Property), then the Party who is not legally obligated to pay the Employee Inventor Remuneration Entitlements shall indemnify and hold harmless the other Party and its Subsidiaries from and against the Employee Inventor Remuneration Entitlements resulting from such actions or events on a pro rata basis, taking into account the relative benefit from such actions and events to the Party (or its Affiliates) not legally obligated to pay the Employee Inventor Remuneration Entitlements. Notwithstanding the foregoing, any allocation of responsibility for Employee Inventor Remuneration Entitlements described on Schedule 5.08(g) shall prevail in the event of any conflict with this Section 5.08(g)(i).

(ii) If the determination, adjustment, adaption or other assessment of an Employee Inventor Remuneration Entitlement is, or becomes after the Effective Time, the subject matter of: (x) any Proceeding; (y) any consultations, negotiations or agreement with the relevant employee or a body of employees; or (z) a unilateral decision of a Party (each of (x) through (z), including any appeals, a “Remuneration Assessment”), the Parties shall cooperate with respect to such Remuneration Assessment in good faith. The Party against which a Remuneration Assessment is made shall: (A) provide Notice to the other Party about, and offer the other Party reasonable opportunity to participate in, the Remuneration Assessment; (B) take the other Party’s reasonable comments and requests into due consideration; and (C) refrain from acknowledging or settling, agreeing to or unilaterally deciding on the relevant Employee Inventor Remuneration Entitlement without the other Party’s prior written consent (which consent shall not be unreasonably delayed, conditioned or withheld). The indemnifiable Employee Inventor Remuneration Entitlements described herein shall include reasonable out-of-pockets fees and expenses (including outside counsel fees) related to such Remuneration Assessment); provided that the Party from whom indemnification is sought shall have the right to consult with the Party against which a Remuneration Assessment is made regarding the selection of such counsel, and the Party against which a Remuneration Assessment is made shall act in the ordinary course in incurring such fees and expenses as though the indemnification provided hereunder were not available.

(iii) Each Party shall provide the other Party with any information about the commercial exploitation of the relevant Patent or Other Intellectual Property, including any payments or other economic benefits received from such exploitation, by the Party and its Subsidiaries reasonably requested by the other Party for any determination under subsections (i) and (ii) above.

(h) License Term. Each license granted pursuant to this Section 5.08 shall be effective as of the Effective Time and shall continue in full force and effect until the earlier of: (i) the expiration set forth on the Licensed Patent Schedule; (ii) the execution and delivery by each of the Parties of a written agreement terminating such license; or (iii) with respect to the Licensed Patent Schedule, delivery of a Notice by Licensee to Licensor terminating the licenses provided for in the Licensed Patent Schedule. The provisions of Section 5.08(e) and Section 5.08(g) shall survive the expiration or termination of the applicable licenses granted pursuant to this Section 5.08 and shall remain in full force and effect thereafter.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01 Agreement for Exchange of Information; Archives.

(a) Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of Baxter and Baxalta, on behalf of itself and its respective Subsidiaries and Affiliates, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party or its applicable Subsidiaries, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any of its Subsidiaries to the extent that (i) such Information relates to the Baxalta Business, or any Baxalta Asset or Baxalta Liability, if Baxalta is the requesting Party, or to the Baxter Business, or any Baxter Assets or Baxter Liability, if Baxter is the requesting Party; (ii) such Information is required by the requesting Party to comply with its (or its applicable Subsidiaries’) obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 6.01(a) shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.01(a) shall expand the obligations of the Parties under Section 6.03.

(b) Access to Specified Information. Without limiting the generality of the foregoing, until the first Baxalta fiscal year end occurring during the year of the Distribution Date (and for a reasonable period of time afterwards as required for each of Baxter and Baxalta to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each of Baxter and Baxalta shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

(c) Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement or in any Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

Section 6.02 Ownership of Information. The provision of any Information pursuant to Section 6.01 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute the grant of rights in or to any such Information.

Section 6.03 Stored Records.

(a) The Parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the Parties or their Subsidiaries, and that following the Effective Time, each Party (or its Subsidiaries) will have some of the Tangible Information of the other Party and its Subsidiaries stored at internal or Third Party records storage locations (each, a “Records Facility”). Tangible Information held in a Records Facility maintained or arranged for by the Party other than the Party that owns such Tangible Information is referred to as “Stored Records.” The Party that maintains the Records Facility where Stored Records are held is referred to as the “Custodial Party” and the Party that owns the Stored Records held in the other Party’s Records Facility is referred to as the “Non-Custodial Party.”

(b) Each Party shall use commercially reasonable efforts: (i) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 6.03; and (ii) to comply with the requirements of any “Litigation Hold” that relates to Stored Records as to which it is the Custodial Party that relate to (x) any Proceeding that is pending as of the Effective Time; or (y) any Proceeding that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Custodial Party has received a Notice of the applicable “Litigation Hold” from the Non-Custodial Party.

Section 6.04 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of willful misconduct by the Party providing such Information. Neither Party nor any of its Subsidiaries shall have any Liability to the other Party or any of its Subsidiaries if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of this Article VI.

Section 6.05 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations set forth under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

(b) Either Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting Party.

(c) When any Tangible Information provided by one Party to the other Party (other than Tangible Information provided pursuant to Section 6.03) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving Party shall promptly, after request of the other Party, either return to the other Party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing Party has requested that the other Party destroy such Tangible Information, certify to the other Party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving Party’s business, Assets, Liabilities, operations or activities.

Section 6.06 Production of Witnesses; Records; Cooperation. Notwithstanding any provisions of Article VI to the contrary, after the Distribution, each Party shall use commercially reasonable efforts to assist (or cause its Subsidiaries to assist) the other with respect to any Proceeding or potential Proceeding upon the request of such other Party and at such other Party’s sole expense. In addition, each Party shall have the right to request in writing (including on behalf of any of its Subsidiaries) that the other Party make available for consultation or witness purposes, its (or its applicable Subsidiary’s) directors, officers, employees, consultants or agents who have expertise or knowledge with respect to the other Party’s business or products or matters in litigation or alternative dispute resolution to the extent that the requesting Party believes any such persons may reasonably be useful or required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved. Upon such request, the affected Party shall select a person or persons to provide the requested assistance after conferring in good faith to determine which person or persons should provide such assistance, and if commercially reasonable shall use its efforts to make such person or persons available at the requesting Party’s sole expense (at a rate to be mutually and reasonably agreed at such time).

Section 6.07 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and shall be provided prior to the Effective Time have been and shall be rendered for the collective benefit of the Parties and their respective Subsidiaries, and that each Party and its respective Subsidiaries should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith.

(b) The Parties agree as follows:

(i) Baxter shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Baxter Business, whether or not the Privileged Information is in the possession or under the control of Baxter or a Baxter Subsidiary or Baxalta or a Baxalta Subsidiary. Baxter shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Baxter Liabilities resulting from any Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of Baxter or a Baxter Subsidiary or Baxalta or a Baxalta Subsidiary.

(ii) Baxalta shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Baxalta Business, whether or not the Privileged Information is in the possession or under the control of Baxalta or a Baxalta Subsidiary or Baxter or a Baxter Subsidiary. Baxalta shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Baxalta Liabilities resulting from any Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of Baxalta or a Baxalta Subsidiary or Baxter or a Baxter Subsidiary.

(iii) If Baxter and Baxalta do not agree as to whether certain information is Privileged Information, then the information shall be treated as Privileged Information, and the Party who believes such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall utilize the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Baxter Business, solely to the Baxalta Business, or to both the Baxter Business and the Baxalta Business.

(c) Subject to Sections 6.07(d) and 6.07(e), the Parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 6.07(b) and all privileges and immunities relating to any Proceedings or other matters that involve both Parties (or one or more of their respective Subsidiaries) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party or any of its Subsidiaries without the consent of the other Party.

(d) If any dispute arises between Baxter and Baxalta, or any of their respective Subsidiaries, regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or their respective Subsidiaries, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party or any of its Subsidiaries; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not (and shall cause its Subsidiaries not to) withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e) Upon receipt by Baxalta or by any of the Baxalta Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or immunity or as to which Baxter or any of the Baxter Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if Baxalta obtains knowledge that any of its, or the Baxalta Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Baxalta shall promptly provide Notice to Baxter of the existence of the request (which Notice shall be delivered to Baxter no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide Baxter a reasonable opportunity to review the information and to assert any rights it or they may have, including under this Section 6.07 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Upon receipt by Baxter or by any of the Baxter Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or immunity or as to which Baxalta or any of the Baxalta Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if Baxter obtains knowledge that any of its, or the Baxter Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Baxter shall promptly provide Notice to Baxalta of the existence of the request (which Notice shall be delivered to Baxalta no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide Baxalta a reasonable opportunity to review the information and to assert any rights it or they may have, including under this Section 6.07 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) The Parties agree that they have or may in the future have common legal interests in the Baxter Liabilities and any corresponding legal rights, in the Baxalta Liabilities and any corresponding legal rights, in the Privileged Information and in the preservation of the protected status of the Privileged Information. The Parties have disclosed and exchanged and will disclose and exchange certain Privileged Information between and among themselves in order to further the Parties’ common legal interests.

(h) Any furnishing of, or access to, information pursuant to this Agreement is made in reliance on the agreement of Baxter and Baxalta set forth in this Section 6.07 and in Section 6.08 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties further agree that (i) the exchange by one Party (or any of its Subsidiaries) to the other Party (or any of its Subsidiaries) of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving (or for which a Subsidiary has received) such Privileged Information shall promptly return such Privileged Information to the Party (or its applicable Subsidiary) who has the right to assert the privilege or immunity.

(i) In furtherance of, and without limitation to, the Parties’ agreement under this Section 6.07, Baxter and Baxalta shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Section 6.08 Confidentiality.

(a) Confidentiality. From and after the Effective Time, subject to Section 6.09 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, Baxter, on behalf of itself and each of the Baxter Subsidiaries, and Baxalta, on behalf of itself and each of the Baxalta Subsidiaries, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, with at least the same degree of care that applies to Baxter’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential and proprietary information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential and proprietary information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information; or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential information of the other Party or any of its Subsidiaries. If any confidential and proprietary information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with providing services to such first Party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.08(a) to any other Person, except its Representatives who need to know such information in their capacities as such, and except in compliance with Section 6.09. Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement shall be subject to the provisions of Section 6.03.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and its respective Subsidiaries may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. As may be provided in more detail in an applicable Ancillary Agreement, each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

Section 6.09 Protective Arrangements. In the event that either Party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any confidential or proprietary information of the other Party (other than with respect to any such information furnished pursuant to the provisions of Sections 6.01 through 6.07), as applicable, that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with Notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.01 Disputes. Any controversy or claim arising out of or relating to this Agreement or any Ancillary Agreements, or the breach thereof (a “Dispute”), shall be resolved: (a) first, by negotiation by the applicable local or functional leads (if applicable to any Dispute), and then (if there remains a Dispute) by discussions between the designated leaders of Baxter’s and Baxalta’s respective Project Management Offices related to the Separation, followed by (if there remains a Dispute) negotiation by and among the members of the Transition Committee, with the possibility of mediation as provided in Section 7.02; and (b) then, if negotiation and mediation fail, by binding arbitration as provided in Section 7.03. Each Party agrees on behalf of itself and each of its Subsidiaries that the procedures set forth in this Article VII shall be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

Section 7.02 Negotiation and Mediation. If either party serves written notice of a Dispute upon the other party (a “Dispute Notice”), the parties will first attempt to resolve such Dispute by direct discussions and negotiation (including as set forth in Section 7.01 above or, as applicable, in accordance with the applicable Ancillary Agreement). If the parties to the Dispute agree, the parties may also attempt to resolve the Dispute by a mediation administered by the International Institute for Conflict Prevention & Resolution (“CPR”) under its Mediation Procedure.

Section 7.03 Arbitration.

(a) If a Dispute is not resolved within 45 days (or later if mutually agreed by the Parties) after the service of a Dispute Notice, either party shall have the right to commence arbitration. The arbitration shall be administered by the CPR pursuant to its Arbitration Rules and Procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto. The arbitration shall be before three (3) arbitrators. Each party shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules. The two party-appointed arbitrators will select the third, who will serve as the panel’s chair or president. This arbitration provision, and the arbitration itself, shall be governed by the laws of Delaware and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(b) Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents on which the producing party may rely in support of or in opposition to any claim or defense. At the request of a party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of five per party and shall be held within 45 days of the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition shall be limited to a maximum of one day’s duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The parties shall not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration. Any Dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within 60 days following the appointment of the arbitrators. All costs and fees relating to the retrieval, review and production of electronic discovery shall be paid by the party requesting such discovery.

(c) The panel of arbitrators shall have no power to award non-monetary or equitable relief of any sort. The arbitrators shall have no power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement or any Ancillary Agreement. The award of the arbitrators shall be final, binding and the sole and exclusive remedy to the parties. Either party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction.

(d) If an arbitral award does not impose an injunction on the losing party or contain a money damages award in excess of $25,000,000, then the arbitral award shall not be appealable and shall only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. §§ 1-16. In the event that the arbitration does result in an arbitral award, which imposes an injunction or a monetary award in excess of $25,000,000, such award may be appealed to a tribunal of appellate arbitrators via the CPR Arbitration Appeal Procedure.

(e) Except as may be required by Law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

Section 7.04 Interim Relief. At any time during the resolution of a Dispute between the parties, either party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the parties’ rights or to maintain the parties’ relative positions until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

Section 7.05 Remedies. The arbitrators shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement nor any right or power to award punitive, exemplary or treble damages (or other multiple damages that are not actual damages).

Section 7.06 Expenses. Each party shall bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute; provided, however, that, in the event of any arbitration pursuant to Section 7.03, the non-prevailing party shall bear both parties’ costs, expenses and attorneys’ fees incurred in connection with such arbitration (including the fees of any arbitrator).

Section 7.07 Continuation of Services and Commitments. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective Subsidiaries to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such Agreements during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters related to such Dispute.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Baxter without the approval of any Person, including Baxalta. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a) Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

(b) Entire Agreement. This Agreement, the Ancillary Agreements and the exhibits, schedules and annexes hereto and thereto contain the entire agreement between the Parties and their Subsidiaries with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties or their Subsidiaries other than those set forth or referred to herein or therein. It is the intention of the Parties that the Conveyance and Assumption Instruments shall be consistent with the terms of this Agreement and the other Ancillary Agreements. In the event of any conflict between the Conveyance and Assumption Instruments and this Agreement, the provisions of this Agreement shall control. The Parties agree (including on behalf of their Subsidiaries) that the Conveyance and Assumption Instruments are not intended and shall not be construed in any way to enhance, modify or decrease any of the rights or obligations of Baxter, any Baxter Subsidiary, Baxalta or any Baxalta Subsidiary from those contained in this Agreement and the other Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements (excluding the Conveyance and Assumption Instruments and other Ancillary Agreements effecting the express terms of this Agreement). Except as otherwise expressly provided in this Agreement, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of an Ancillary Agreement (other than any Conveyance and Assumption Instruments), the provisions of such Ancillary Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in such Ancillary Agreement. Notwithstanding the foregoing, to the extent that any Transition Services Agreement, Long Term Services Agreement or Manufacturing and Supply Agreement becomes effective prior to the Effective Time, the producer or provider (or any of its controlled group Affiliates) thereunder or with respect thereto shall have no Liability with respect to performance or non-performance during any period preceding the Effective Time (as though such agreements for that purpose had only become effective as of the Effective Time) in light of the Parties’ intent for any and all Liabilities related to the operation of the Baxalta Business (including intercompany services related thereto) prior to the Effective Time to remain with Baxalta and its Subsidiaries and for all Liabilities related to the operation of the Baxter Business (including intercompany services related thereto) prior to the Effective Time to remain with Baxter and its Subsidiaries; provided that, for the avoidance of doubt, the recipient or purchaser under such agreements shall continue to be responsible to the provider or producer for payment and other obligations set forth in such agreements from the effective times of such agreements in accordance with the terms thereof. For the avoidance of doubt, the immediately preceding sentence is intended to achieve the same result as would have occurred had Baxter and Baxalta entered into the applicable Ancillary Agreement covering only the period prior to the Effective Time (and as though such agreement were not considered an “Ancillary Agreement” hereunder) and a new Ancillary Agreement covering the period after the Effective Time (with the latter being the only such Ancillary Agreement that controls in the event of a conflict between such Ancillary Agreement and this Agreement). For the avoidance of doubt, the Tax Matters Agreement shall govern all matters (including any indemnities and payments among the Parties and each of their Subsidiaries and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes to the extent specifically addressed in the Tax Matters Agreement.

(c) Corporate Power. Baxter represents on behalf of itself and, to the extent applicable, each Baxter Subsidiary, and Baxalta represents on behalf of itself and, to the extent applicable, each Baxalta Subsidiary as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Signatures and Delivery. Each Party acknowledges that it and its Subsidiaries and the other Party and its Subsidiaries may execute this Agreement and any Ancillary Agreement to which it is a party by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email or other electronic delivery in portable document format (PDF) or other electronic format shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party (including on behalf of its Subsidiaries) expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email or other electronic delivery in portable document format (PDF) or other electronic format) made in its name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party or party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Agreement and Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.02 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.03 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or the other parties thereto. Notwithstanding the foregoing (but subject to any exceptions or specific restrictions or exceptions set forth in any Ancillary Agreement), no such consent shall be required for the assignment of any party’s rights and obligations under this Agreement or the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole in connection with a Change of Control of a party in which such party is not the surviving Business Entity, so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 9.04 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of an Indemnitee under this Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Subsidiaries, after giving effect to the Separation, and their permitted successors and assigns, any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 9.05 Notices. All Notices and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to Baxter:

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Attn: General Counsel

E-mail: general_counsel@baxter.com

If to Baxalta:

Baxalta Incorporated

One Baxter Parkway

Deerfield, Illinois 60015

Attn: General Counsel

E-mail: general_counsel@baxalta.com

Either Party may, by Notice to the other Party, change the address to which such Notices are to be given.

Section 9.06 Severability. In the event that any one or more of the terms or provisions of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any Ancillary Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall (and shall cause their applicable Subsidiaries to) use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement (or the applicable Ancillary Agreement) which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement or any Ancillary Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 9.07 Force Majeure. No Party or other Person shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for failure to fulfill any obligation (other than a payment obligation) so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party or other Person claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the other Party or Parties of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement or any Ancillary Agreement as soon as reasonably practicable.

Section 9.08 No Set Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any of its Subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement or any Ancillary Agreement.

Section 9.09 Responsibility for Expenses.

(a) Expenses Incurred on or Prior to the Effective Time. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties (including in Schedule 9.09(a)), all costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Registration Statement, the plan of Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by Baxter.

(b) Expenses Incurred or Accrued After the Effective Time. Except as otherwise expressly set forth in this Agreement, Schedule 9.09(b) to this Agreement, or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party and its Subsidiaries shall bear its own costs and expenses incurred or accrued after the Effective Time; provided that: (i) any costs and expenses incurred in obtaining any Consent or novation from a Third Party in connection with the assignment to and assumption by a Party or its Subsidiary of any contracts, commitments or understandings in connection with the Separation shall be borne by the Party or its Subsidiary to which such contract, commitment or understanding is being assigned; and (ii) the Parties intend that ongoing cost obligations that each (or any of its Subsidiaries) may have as a provider of services under any International Transition Period Agreement following termination of such services shall be shared for a period of time, on terms to be agreed from time to time between the Parties (or its applicable Subsidiaries).

Section 9.10 Headings. The Article, Section and Paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 9.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants and other agreements contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 9.12 Subsidiaries and Employees. Baxter shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a Baxter Subsidiary (including the employees thereof) and Baxalta shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a Baxalta Subsidiary (including the employees thereof).

Section 9.13 Waivers. Waiver by either Party or any of its Subsidiaries of any default by the other Party or any of its Subsidiaries of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party or Person of any subsequent or other default, nor shall it prejudice the rights of the waiving Party or Person. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party or relevant Subsidiary against whom it is sought to be enforced. No failure or delay of any Party (or any of its Subsidiaries) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 9.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties or their relevant Subsidiaries, as the case may be.

Section 9.15 Interpretation. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement or any Ancillary Agreement shall be deemed to refer to this Agreement or such Ancillary Agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified. References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms. If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 9.16 Public Announcements. From and after the Effective Time, Baxter and Baxalta shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 9.17 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or the Ancillary Agreements, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Proceeding for specific performance that a remedy at Law would be adequate is waived.

Section 9.18 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

*   *   *   *   *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

BAXTER INTERNATIONAL INC.		BAXALTA INCORPORATED

By:	/s/ James K. Saccaro	By:	/s/ Robert J. Hombach
Name:	James K. Saccaro	Name:	Robert J. Hombach
Title:	Corporate Vice President	Title:	Corporate Vice President and Chief Financial Officer

[Signature Page to Separation and Distribution Agreement]

Schedule 1.01: Global Transaction Structure

Schedule 1.01(a): Baxalta Assets – Exceptions to Pro Forma Balance Sheet

Schedule 1.01(b): Baxalta Assets – Real Property Interests

Schedule 1.01(c): Baxalta Assets – Other Assets

Schedule 1.01(d): Baxalta Contracts

Schedule 1.01(e): Baxalta Former Business, Baxalta Discontinued Products, Baxalta Discontinued Projects, Baxalta Discontinued Facilities

Schedule 1.01(f): Baxalta Intellectual Property – Patents and Trademarks

Schedule 1.01(g): Baxalta Intellectual Property – Other Intellectual Property

Schedule 1.01(h): Baxalta Intellectual Property

Schedule 1.01(i): Baxalta Liabilities – Exceptions to Pro Forma Balance Sheet

Schedule 1.01(j): Baxalta Contracts

Schedule 1.01(k): Baxalta Liabilities – Litigation and Other Proceedings

Schedule 1.01(l): Baxalta Liabilities – Other Baxalta Liabilities

Schedule 1.01(m): Baxter Assets

Schedule 1.01(n): Baxalta Products

Schedule 1.01(o): Mixed Contracts

Schedule 1.01(p): Transferred Entities

Schedule 1.01(q): Prohibited Persons

Schedule 2.03(a): Deferred Baxalta Local Businesses

Schedule 2.09(b)(ii): Termination of Baxter-Baxalta Agreements – Exceptions

Schedule 2.10: Intercompany Payables and Receivables

Schedule 5.08(a): Licensed Patent Schedule

Schedule 5.08(g): Employee Inventor Remuneration Entitlements

Schedule 9.09(a): Pre-Distribution Costs and Expenses

Schedule 9.09(b): Costs and Expenses